UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Genworth Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2008 Annual Meeting and Proxy Statement

6620 West Broad Street Richmond, Virginia 23230

April 3, 2008

Dear Stockholder,

You are invited to attend the 2008 Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Tuesday, May 13, 2008, at The Lynchburg Academy of Fine Arts, 600 Main Street, Lynchburg, Virginia 24504.

The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and proxy statement, and discussion and voting on any other business matters properly brought before the meeting.

Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Cordially,

Michael D. Fraizer Chairman of the Board, President and Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., May 13, 2008

The Lynchburg Academy of Fine Arts

600 Main Street

Lynchburg, Virginia 24504

April 3, 2008

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2008 Annual Meeting of Stockholders will be held at The Lynchburg Academy of Fine Arts, 600 Main Street, Lynchburg, Virginia 24504, on Tuesday, May 13, 2008, at 9:00 a.m. local time, to address all matters that may properly come before the Annual Meeting. In addition to receiving a report on our business operations, stockholders will vote on:

(1)	the election of directors for the ensuing year;

(2)	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2008; and

(3)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 18, 2008 will be entitled to vote at the meeting and any adjournments.

Leon E. Roday

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 13, 2008

Genworth’s proxy statement and annual report to stockholders are available at http://bnymellon.mobular.net/bnymellon/gnw.

• To be voted on at the meeting

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy card, or submit your

proxy by telephone or by Internet.

PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

This proxy statement is furnished in connection with the solicitation of proxies by Genworth Financial, Inc. (“we,” “Genworth” or the “company”) on behalf of the Board of Directors for the 2008 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 3, 2008.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying Leon E. Roday, Genworth’s Secretary, in writing of such revocation.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	the election of directors for the ensuing year; and

(2)	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2008.

What is the Board’s recommendation?

The Board recommends votes FOR proposals 1 and 2 on your proxy card.

Will any other matters be presented for a vote at the Annual Meeting?

The Board of Directors did not receive any notice prior to the deadline for submission of additional business that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against it.

Who is entitled to vote?

All Genworth stockholders of record at the close of business on March 18, 2008 (the “record date”) are entitled to vote at the Annual Meeting.

What shares will be entitled to vote at the Annual Meeting?

Our voting securities consist of our Class A Common Stock, par value $0.001 (the “common stock”), of which 432,708,718 shares were outstanding on the record date. Each share outstanding on the record date will be entitled to one vote.

If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

If you hold shares of our common stock through the Genworth Financial, Inc. Retirement and Savings Plan or an international employee benefit plan that includes our common stock (each, a “Benefit Plan”), you will receive a separate voting instruction card covering those shares from the plan trustee.

Who can attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner as of the record date, or you hold a valid proxy for the Annual Meeting.

If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting.

If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

How do I vote my shares?

You may vote your shares in person at the Annual Meeting, or you may submit a proxy to cause your shares to be represented and voted at the Annual Meeting.

•

Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 5:00 p.m. Eastern time on May 12, 2008.

•	Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

•

If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy, and bring that document with you to the meeting.

•

Proxies submitted by mail, telephone or Internet will be voted in the manner you indicate by the individuals named on the proxy. If you submit a proxy but do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of directors who have been nominated by our Board of Directors and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2008.

•	If you hold shares of our common stock through a Benefit Plan, you will receive from the plan trustee a separate voting instruction card covering these shares.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	subsequently granting a proxy by telephone or by Internet;

•	returning a later-dated proxy card;

•	attending the Annual Meeting and voting in person; or

•	sending your notice of revocation to Leon E. Roday, our Secretary.

If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 5:00 pm Eastern time on May 12, 2008. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting.

What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies.

What vote is necessary to pass the items of business at the Annual Meeting?

Holders of common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting.

The ten nominees for director receiving a majority of votes cast by holders of our common stock, at the meeting in person or by proxy, shall be elected to our Board of Directors, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against that director. Any nominee in an uncontested election who does not receive a majority of votes cast shall promptly tender his or her resignation from the Board of Directors. Any resignation so received will not be made effective until it is acted upon by the Board of Directors. The Nominating and Corporate Governance Committee will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the reason for the decision. Our director resignation policy does not apply to contested elections of directors.

The Board of Directors has proposed ten nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with the Bylaws. Thus, the Board of Directors has not determined that the election will be contested, and each nominee will be elected by a majority of votes cast.

The affirmative vote of the holders of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of any other matters, including the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2008.

How are abstentions and broker non-votes counted?

If a stockholder abstains from voting as to a particular matter (other than the election of directors), those shares will be counted as voting against that matter. Abstentions will not be counted as either voting for or against the election of any director. If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be counted as voting for or against that matter. Genworth believes that the election of directors and the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2008 will be deemed to be discretionary matters and brokers will be permitted to vote uninstructed shares as to such matters. Abstentions and broker non-votes will be counted to determine whether a quorum is present.

Who is the inspector of election?

The Board of Directors has appointed a representative of The Bank of New York to act as Inspector of Election at the Annual Meeting.

What are the costs for soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2007 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Shareholder Communications, Inc. has been retained to assist in soliciting proxies at a fee of $15,000, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2009 Annual Meeting?

The rules of the Securities and Exchange Commission (“SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in Genworth’s 2009 proxy materials must be received on or before the close of business on December 4, 2008. Proposals for inclusion in our 2009 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our bylaws establish an advance notice procedure with regard to director nominations and business proposals by stockholders intended to be presented at our 2009 Annual Meeting but not included in our 2009 proxy materials. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2009 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 12, 2009 nor earlier than the close of business on January 13, 2009. Such nominations and proposals must comply with all requirements set forth in our bylaws.

All notices of intention to present proposals at the 2009 Annual Meeting, whether or not intended to be included in our proxy materials, should be addressed to Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia, 23230.

Where can I find the voting results of the 2008 Annual Meeting?

The preliminary voting results will be announced at the meeting. The final results will be posted in the corporate governance section of our website after the results have been tabulated. To view the results, go to www.genworth.com and click “Investors.” The results will also be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2008.

May I request electronic delivery of my proxy statement and annual report?

This proxy statement and Genworth’s 2007 Annual Report may be viewed online. To view, go to www.genworth.com, click “Investors” and then click “SEC Filings & Financial Reports.” If you are a stockholder of record, you may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery on-line at www.bnymellon.com/shareowner/isd. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth or The Bank of New York in accordance with applicable law that you wish to resume mail delivery of these documents.

If you hold your Genworth stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

How can I get a copy of Genworth’s Annual Report on Form 10-K?

To obtain a copy of Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 without charge, address your request to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The Annual Report on Form 10-K also may be accessed at the “Investors” section of www.genworth.com and at the SEC’s website at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH GENWORTH AND OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board of Directors provides a process for stockholders to send communications to the Board of Directors. You may communicate with the Board of Directors, individually or as a group, as follows:

By Mail	By Phone	By E-mail
The Board of Directors Genworth Financial, Inc. c/o Leon E. Roday, Secretary 6620 West Broad Street Building #1 Richmond, Virginia 23230	1-866-717-3594	Directors@genworth.com

You should identify your communication as being from a Genworth stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by a Genworth stockholder before transmitting your communication to the Board of Directors.

How may interested parties communicate directly with the non-management directors?

Interested parties may communicate directly with the non-management directors, individually or as a group, by any of the means set forth above or as follows:

By Mail

Non-Management Directors of the Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How do I communicate directly with Genworth?

You may communicate directly with Genworth as follows:

By Mail

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary or c/o Investor Relations

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may I communicate with the Audit Committee regarding accounting, internal accounting controls or auditing matters?

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. A communication or complaint to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted by any of the following means:

OMBUDSPERSON

By Mail	Anonymously By Phone	By E-mail
Genworth Ombudsperson Genworth Financial, Inc. 6620 West Broad Street Building #1 Richmond, Virginia 23230	1-888-251-4332	OmbudsOffice.Genworth@genworth.com

AUDIT COMMITTEE

By Mail	Anonymously By Phone	By E-mail
Audit Committee Genworth Financial, Inc. 6620 West Broad Street Building #1 Richmond, Virginia 23230	1-866-717-3594	Directors@genworth.com

ELECTION OF DIRECTORS

At the Annual Meeting, ten directors are to be elected to hold office until the 2009 Annual Meeting and until their successors have been elected and have qualified. The ten nominees for election at the Annual Meeting are listed on pages 7 to 10 with brief biographies. They are all currently Genworth directors. The Board of Directors has determined that eight of the ten nominees are independent directors under New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles, which are discussed below in the Corporate Governance section.

All of the nominees named below have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

Frank J. Borelli, 72, former Chief Financial Officer of Marsh & McLennan Companies, Inc. Director since June 2004.

Mr. Borelli has been a Senior Advisor to Stone Point Capital, a former wholly owned subsidiary of Marsh & McLennan Companies, Inc., since his retirement from Marsh & McLennan in January 2001. Prior thereto, he was Senior Vice President of Marsh & McLennan from April to December 2000 and Senior Vice President and Chief Financial Officer from September 1984 to April 2000. He is a director and Audit Committee Chairman of Express Scripts, Inc. and is a director of the Interpublic Group of Companies. Mr. Borelli is a Trustee of St. Thomas Aquinas College. Mr. Borelli received a B.B.A. in Business Administration from Bernard M. Baruch College, City University of New York.

Michael D. Fraizer, 49, Chairman of the Board, President and Chief Executive Officer of Genworth Financial, Inc. Director since May 2004.

Mr. Fraizer has been our Chairman of the Board, President and Chief Executive Officer since the completion of our initial public offering (the “IPO”) in May 2004. Prior to the IPO, he had served as a Vice President of General Electric Company (“GE”) since December 1995 and a Senior Vice President of GE since June 2000. Mr. Fraizer was Chairman of the Board of GE Financial Assurance Holdings, Inc. (“GEFAHI”) from November 1996 to May 2004 and President and Chief Executive Officer of GEFAHI from April 1997 through May 2004. Mr. Fraizer led the Consumer Savings and Insurance Group, a predecessor of GEFAHI, from February 1996 until the formation of GEFAHI in October 1996. From July 1983 to December 1996, Mr. Fraizer served in various capacities at GE including: President and Chief Executive Officer of GE Capital Commercial Real Estate; Vice President—Portfolio Acquisitions and Ventures of GE Capital Commercial Real Estate; President and Managing Director, GE Japan; and as a member of GE’s Corporate Audit Staff. Mr. Fraizer serves as a trustee of the Virginia Foundation for Independent Colleges and the Virginia Commonwealth University School of Business Foundation; and serves on the board of the American Council of Life Insurers, the Financial Services Roundtable and the Andre Agassi Charitable Foundation. Mr. Fraizer received a B.A. in Political Science from Carleton College.

Nancy J. Karch, 60, former Senior Partner of McKinsey & Company. Director since October 2005.

Ms. Karch was a Senior Partner of McKinsey & Company, an independent consulting firm, from 1988 until her retirement in 2000. Prior thereto, Ms. Karch served in various executive capacities at McKinsey since 1974. She is a director of Liz Claiborne, Inc., MasterCard Incorporated, and The Corporate Executive Board Company. Ms. Karch is also on the board of the Westchester Land Trust and Northern Westchester Hospital, both not-for-profit organizations. Ms. Karch received a B.A. from Cornell University, an M.S. from Northeastern University and an M.B.A. from Harvard Business School.

J. Robert “Bob” Kerrey, 64, President of The New School University and former United States Senator. Director since June 2004.

Mr. Kerrey has been the President of The New School University since 2001. From January 1989 to December 2000, he was a U.S. Senator for the State of Nebraska. Mr. Kerrey was a democratic candidate for President in 1992. From January 1982 to December 1987, Mr. Kerrey served as Governor of Nebraska. Prior thereto, Mr. Kerrey was an independent businessman and founder of a chain of restaurants and health clubs. Mr. Kerrey served in Vietnam as a Navy SEAL from 1966 to 1969, for which he received the Congressional Medal of Honor. He serves on the boards of Jones Apparel Group, Inc., Scientific Games Corporation and Tenet Healthcare Corporation. Mr. Kerrey received a B.S. in Pharmacy from the University of Nebraska.

Risa J. Lavizzo-Mourey, 53, President and Chief Executive Officer of the Robert Wood Johnson Foundation. Director since November 2007.

Dr. Lavizzo-Mourey is the President and Chief Executive Officer of the Robert Wood Johnson Foundation and has served in that capacity since January 2003. She previously served as a Senior Vice President of the Robert Wood Johnson Foundation from April 2001 to January 2003. Dr. Lavizzo-Mourey served as the Director of the Institute on Aging and Chief of the Division of Geriatric Medicine from 1984 to 1992 and 1994 to 2001 and the Sylvan Eisman Professor of Medicine and Health Care Systems at the University of Pennsylvania from 1997 to 2001. She has served on numerous federal advisory committees, including the Task Force on Aging Research, the Office of Technology Assessment Panel on Preventive Services for Medicare Beneficiaries, the Institute of Medicine’s Panel on Disease and Disability Prevention Among Older Adults and the President’s Advisory Commission on Consumer Protection and Quality in the Healthcare Industry. Dr. Lavizzo-Mourey also serves as a director of Hess Corporation. Dr. Lavizzo-Mourey earned her M.D. from Harvard Medical School and an M.B.A. from the University of Pennsylvania’s Wharton School.

Saiyid T. Naqvi, 58, President of Harley-Davidson Financial Services, Inc. Director since December 2005.

Mr. Naqvi has served as the President of Harley-Davidson Financial Services, Inc. since February 2007. Mr. Naqvi served as the Chief Executive Officer of DeepGreen Financial Inc. from January 2005 to December 2006. From November 2002 until January 2005, he was Chairman and Chief Executive Officer of Setara Corporation. From 1985 until January 2001, Mr. Naqvi was with PNC Mortgage (formerly Sears Mortgage Corporation) and served as President and Chief Executive Officer from 1995 to 2001. Mr. Naqvi also serves on the Zamira Foundation, a not-for-profit organization. Mr. Naqvi received a B.A. from the University of Missouri and an M.B.A. from Southern Illinois University.

James A. Parke, 62, former Vice Chairman and Chief Financial Officer of GE Capital Services and former Senior Vice President of General Electric Company. Director since May 2004.

Mr. Parke retired as Vice Chairman and Chief Financial Officer of GE Capital Services and a Senior Vice President at GE in December 2005. He had served in those positions since 2002. From 1989 to 2002 he was Senior Vice President and Chief Financial Officer at GE Capital Services and a Vice President of GE. Prior thereto, from 1981 to 1989 he held various management positions in several GE businesses. He serves as a director of Building with Books and as a regent of Concordia College. Mr. Parke received a B.A. in History, Political Science and Economics from Concordia College in Minnesota.

James S. Riepe, 64, former Vice Chairman of T. Rowe Price Group, Inc. Director since March 2006.

Mr. Riepe was the Vice Chairman of T. Rowe Price Group, Inc. from 1997 until his retirement in December 2005. Mr. Riepe also served as a director of the T. Rowe Price Group, Inc. and as Chairman and director of the T. Rowe Price Funds until April 2006. He held various positions during his tenure at T. Rowe Price Group, Inc., which began in 1982, including serving as Chairman of all of the T. Rowe Price funds on which he served as a director or trustee. Prior thereto, Mr. Riepe was an Executive Vice President of The Vanguard Group. Mr. Riepe serves as a director of The Nasdaq Stock Market, Inc. and LPL Investment Holdings Inc. He is the chairman of the University of Pennsylvania’s Board of Trustees and the T. Rowe Price Program for Charitable Giving. He is also a trustee of the James S. and Gail P. Riepe Charitable Foundation and the Baltimore Museum of Art. Mr. Riepe received an M.B.A. and a B.S. from the University of Pennsylvania.

Barrett A. Toan, 60, former Chairman and Chief Executive Officer of Express Scripts, Inc. Director since July 2006.

Mr. Toan was the Chairman of Express Scripts, Inc. from November 2000 until May 2006 and the Chief Executive Officer of Express Scripts, Inc. from March 1992 until his retirement in March 2005. Mr. Toan was an executive officer of Express Scripts, Inc. from May 1989 until his retirement and served as the President from October 1990 to April 2002. Prior thereto, he was an Executive Director and Chief Operating Officer of Sanus Health Plan of St. Louis. Mr. Toan continues to serve as a director of Express Scripts, Inc. and is also a director of Sigma-Aldrich Corporation. He also serves as a director on a number of charitable organizations, including the St. Louis Art Museum and the Missouri Botanical Garden. Mr. Toan received an M.P.A. from the Wharton School of Finance and Commerce at the University of Pennsylvania and an A.B. from Kenyon College.

Thomas B. Wheeler, 71, former Chairman and Chief Executive Officer of MassMutual Financial Group. Director since June 2004.

Mr. Wheeler retired as Chairman of Massachusetts Mutual (now known as MassMutual Financial Group) in December 2000 and as Chief Executive Officer in January 1999. He served as Chairman and Chief Executive Officer of MassMutual beginning in March 1996, President and Chief Executive Officer of MassMutual beginning in October 1988, and President and Chief Operating Officer of MassMutual beginning in January 1987. Mr. Wheeler served as Executive Vice President of MassMutual’s insurance and financial management line from July 1983 to December 1986 and MassMutual’s field sales force from May 1962 to June 1983, serving as Agent and General Agent. Mr. Wheeler is a director of EstateWorks, Inc. and a director of Textron, Inc. He is a trustee of the Conservancy of S.W. Florida and the Woods Hole Oceanographic Institution. Mr. Wheeler received a B.A. in American Studies from Yale University.

THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF OUR CLASS A COMMON STOCK VOTE FOR THE ELECTION OF MR. BORELLI, MR. FRAIZER, MS. KARCH, MR. KERREY, DR. LAVIZZO-MOUREY, MR. NAQVI, MR. PARKE, MR. RIEPE, MR. TOAN AND MR. WHEELER.

CORPORATE GOVERNANCE

Governance Principles

Our Governance Principles, which include guidelines for determining director independence and reporting concerns to non-management directors and the Audit Committee, are included in Appendix A to this proxy statement. All of our corporate governance materials, including the Governance Principles, the charters adopted by the Board for each of our standing committees and any key practices adopted by the committees, are published in Genworth’s website. To view these materials, go to www.genworth.com, click “Investors” and then click “Corporate Governance.” We also will provide a copy of these materials in print to any stockholder who requests it. The Board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected on Genworth’s website.

The Board held nine meetings during 2007. During the period for which they served as directors, each of our directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors, and (2) the total number of meetings held by all committees of the Board on which he or she served. As set forth in the Governance Principles, directors are expected to attend the Annual Meeting of Stockholders. All of our directors serving at the time of our 2007 Annual Meeting of Stockholders attended the meeting.

Director Independence

Our Board currently consists of ten directors, eight of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our President and Chief Executive Officer. For a director to be independent, the Board must determine that the director does not have any direct or indirect material relationship with Genworth. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of our Governance Principles, which are included in Appendix A to this proxy statement. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. The Board has determined that Mr. Borelli, Ms. Karch, Mr. Kerrey, Dr. Lavizzo-Mourey, Mr. Naqvi, Mr. Riepe, Mr. Toan and Mr. Wheeler satisfy the NYSE’s independence requirements and Genworth’s independence guidelines. Due to his former employment with GE, Mr. Parke is not yet eligible to be classified as an independent director. The Board considers Mr. Parke to be a valuable member of the Board, whose extensive experience and expertise in the areas of finance (sufficient to qualify him as an “audit committee financial expert,” as defined by SEC rules), capital markets, insurance and regulatory matters are of particular importance and relevance to the company.

In addition to the independence guidelines discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The Board has determined that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements. In addition, the Board has determined that each of Frank J. Borelli and James S. Riepe is an “audit committee financial expert,” as defined by SEC rules.

Code of Conduct

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of conduct set forth in our Code of Ethics. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. Our Code of Ethics is published in the corporate governance section of our website. To view our Code of Ethics, go to www.genworth.com, click “Investors,” then click “Corporate Governance” and then click “Code of Conduct.” We also will provide a copy of our Code of Ethics in print to any stockholder who requests it. Section 11 of our Governance Principles, which begin at page A-1 of this proxy statement, more fully addresses our Code of Ethics. Under our Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our Code of Ethics.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

Subject to the rights of the holders of any outstanding series of our preferred stock, our amended and restated certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our Board of Directors, but will not be less than one nor more than 15. Our Board of Directors adopted a resolution in November 2007, upon the recommendation of the Nominating and Corporate Governance Committee, setting the size of the Board of Directors at ten members. Working through its Nominating and Corporate Governance Committee, our Board of Directors continues to evaluate the optimal size for the Board and may consider the addition of one or more independent directors to the Board.

Each director elected by the holders of our common stock will serve until the earlier of his or her death, resignation, disqualification, removal or until his or her successor is elected and qualified. The holders of common stock do not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions for other public companies should not serve on more than two other boards of public companies in addition to the Genworth Board. Other directors should not serve on more than four other boards of public companies in addition to the Genworth Board.

Board Committees

The four standing committees of the Board are the Audit Committee, the Management Development and Compensation Committee (the “Compensation Committee”), the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Legal and Public Affairs Committee. These committees are described below. The Board has established written charters for each of its four standing committees. Our Board of Directors may also establish various other committees to assist it in its responsibilities.

The table below shows the current Board committee memberships and the number of meetings each committee held in 2007.

Director	Audit	Management Development and Compensation	Nominating and Corporate Governance	Legal and Public Affairs
Frank J. Borelli*	C	X
Michael D. Fraizer
Nancy J. Karch*		X	X
J. Robert Kerrey*			X	C
Risa J. Lavizzo-Mourey*+	X			X
Saiyid T. Naqvi*	X			X
James A. Parke				X
James S. Riepe*	X	C
Barrett A. Toan*			X	X
Thomas B. Wheeler*		X	C

Total 2007 Meetings	11	9	6	5

* = Independent Director

+ = Appointed to committees in February 2008

C = Committee Chairperson

X = Committee Member

Audit Committee. The Audit Committee consists of four “independent” directors as defined under the applicable rules of the NYSE and the SEC. In addition, the Board has determined that two of the Audit Committee’s members, Frank J. Borelli and James S. Riepe, are “audit committee financial experts,” as defined by SEC rules.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors” and then click “Corporate Governance”), the Audit Committee is concerned primarily with the accuracy and effectiveness of the audits of our financial statements. The Audit Committee’s duties include:

•	selecting our independent registered public accounting firm and approving the terms of its engagement;

•	reviewing with management and our independent registered public accounting firm our annual audited financial statements, quarterly financial statements and certain other financial information;

•	reviewing our risk assessment and risk management practices;

•	reviewing our financial reporting and accounting standards and principles;

•	reviewing our internal system of financial controls and the results of internal audits;

•	obtaining and reviewing formal written reports from the independent registered public accounting firm regarding its internal quality-control procedures;

•	reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct;

•	establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

•	establishing policies and procedures for the review and approval of all proposed transactions with “Related Persons,” as that term is defined in Section 11(b) of our Governance Principles.

The Audit Committee has determined that in view of the increasing demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. The Audit Committee’s report appears on page 49 of this proxy statement.

Management Development and Compensation Committee. The Compensation Committee consists solely of “independent” directors under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors” and then click “Corporate Governance”), the Compensation Committee has two primary responsibilities:

•	to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives; and

•	to review and approve our executive compensation and broad-based incentive compensation plans.

The Compensation Committee’s report appears on page 31 of this proxy statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee. The Nominating Committee consists solely of “independent” directors under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors” and then click “Corporate Governance”), the Nominating Committee’s responsibilities include:

•	the selection of potential candidates for our Board of Directors;

•	the review of the Board’s committee structure and the selection of committee members;

•	the development and annual review of our governance principles;

•	the oversight of the annual self-evaluations of our Board and its committees; and

•	the annual review of director compensation and benefits.

The Nominating Committee makes recommendations to our Board of Directors of candidates for election to our Board, and our Board of Directors makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

The Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills that, when considered in light of the qualities and skills of the other director nominees, assist the Board in overseeing the company’s operations and developing and pursuing its strategic objectives. The Nominating Committee believes each director nominee should at a minimum:

•	possess the highest personal and professional ethics, integrity and values;

•	be committed to representing the long-term interests of the stockholders;

•	be inquisitive and have an objective perspective and have practical wisdom and mature judgment;

•	be willing and able to devote sufficient time to carrying out his or her duties and responsibilities effectively; and

•	be committed to serve on the Board for an extended period of time.

The qualifications, specific qualities and skills required for directors are further set forth in Section 3 of Genworth’s Governance Principles, which are included as Appendix A to this proxy statement.

In addition to considering candidates suggested by stockholders, the Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others. We have also engaged an outside search firm to assist us in identifying and evaluating potential director candidates. The Nominating Committee considers all potential candidates regardless of the source of the recommendation. The committee’s review is typically based on any written materials provided with respect to the candidate. The Nominating Committee determines whether the candidate meets our general qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

Legal and Public Affairs Committee. The principal purpose of the Legal and Public Affairs Committee is to assist the Board in its oversight responsibilities relating to Genworth practices and positions on corporate citizenship, consumer policies, including sales compliance, and legislative issues that affect us, our stockholders, employees and customers.

Compensation of Directors

The Nominating Committee has the responsibility for reviewing and recommending to the Board compensation and benefits for “non-management directors.” Non-management directors are those directors who are not executive officers of Genworth or its affiliates. Accordingly, all directors, other than Mr. Fraizer, are regarded as non-management directors.

Pursuant to its charter, the Nominating Committee conducts an annual review of non-management director compensation and benefits and recommends any changes to the Board of Directors for the Board’s consideration. As part of this review in 2007, the Nominating Committee engaged Hewitt Associates LLC (“Hewitt”) to provide competitive market data and advice regarding outside director compensation. The Nominating Committee determined not to recommend to the Board any changes to our non-management director compensation in 2007.

Annual Retainer. Each non-management director is paid an annual retainer of $160,000 in quarterly installments, following the end of each quarter of service. Of this amount, 40% (or $64,000) of the annual retainer is paid in cash and 60% (or $96,000) is paid in deferred stock units (“DSUs”). Instead of receiving a cash payment, non-management directors may elect to have 100% of their annual retainer paid in DSUs.

Deferred Stock Units. Each DSU represents the right to receive the value of one share of our common stock in the future, payable in cash. DSUs are granted at the end of each quarter of service and are credited to a notional account maintained by us in the recipient’s name. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our common stock on the date of grant. DSUs accumulate regular quarterly dividends which are reinvested in additional DSUs. The DSUs will be paid out in cash beginning one year after the director leaves the Board in a lump sum or in payments over ten years, at the election of the director.

Fees for Committee Chairs. As additional compensation for service as chairperson, the chairperson of the Audit Committee receives an annual cash retainer of $15,000. Each other standing committee chairperson receives an annual cash retainer of $10,000.

Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. Each non-management director is eligible for the matching of charitable contributions on a dollar-for-dollar basis, up to a maximum matching contribution of $15,000 during any calendar year.

Reimbursement of Certain Expenses. Non-management directors are reimbursed for travel expenses to attend Board and committee meetings and to attend director education seminars, in accordance with policies approved from time to time.

The following table sets forth information concerning compensation paid or accrued by us in 2007 to our directors.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Frank J. Borelli	79,000	13,758	16,929	109,687
Nancy J. Karch	64,000	50,285	16,151	130,436
J. Robert Kerrey	10,000	22,931	15,715	48,646
Risa J. Lavizzo-Mourey (4)	—	9,126	10,000	19,126
Saiyid T. Naqvi	—	86,765	16,835	103,600
James A. Parke	—	102,996	16,328	119,324
James S. Riepe	74,000	58,248	15,913	148,161
Barrett A. Toan	—	108,829	16,130	124,959
Thomas B. Wheeler	74,000	13,758	16,929	104,687

(1)	Amounts reflect the portion of the annual retainer (described above) that was paid in cash. Non-management directors may elect to receive the cash portion of their annual retainer in the form of DSUs. Mr. Kerrey, Mr. Naqvi, Mr. Parke and Mr. Toan elected to receive $64,000 in the form of DSUs in lieu of cash. With respect to Mr. Borelli, amount includes $15,000 paid for service as Chairman of the Audit Committee. With respect to Mr. Kerrey, amount includes $10,000 paid for service as Chairman of the Legal and Public Affairs Committee. With respect to Mr. Wheeler, amount includes $10,000 paid for service as Chairman of the Nominating Committee. With respect to Mr. Riepe, amount reflects $10,000 paid for service as Chairman of the Compensation Committee.
(2)	Amounts reflect (i) the grant date fair value of DSUs received in payment of the annual retainer (including any DSUs received in lieu of the cash portion of the annual retainer), 100% of which was recognized by the company as an expense in 2007 for financial accounting purposes, plus (ii) an adjustment to the amount of accounting expense recognized by the company in 2007 relating to the DSUs (including outstanding DSUs granted in lieu of cash retainer). The adjustment relating to DSUs is required because the DSUs are settled in cash and therefore are liability awards under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R), which must be re-measured at each financial reporting date to reflect changes in the price of the company’s common stock. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the company’s consolidated financial statements, which are included in the company’s Annual Report on Form 10-K for 2007 filed with the SEC.

The following table shows for each non-management director (i) the aggregate grant date fair value of DSUs received in payment of the annual retainer for 2007 (including any DSUs received in lieu of the cash portion of the annual retainer), and (ii) the total number of DSUs held as of December 31, 2007:

Name	Grant Date Fair Value of DSUs Granted in 2007 ($)	Total Number of DSUs Held as of December 31, 2007 (#)
Frank J. Borelli	74,615	11,394
Nancy J. Karch	74,615	6,459
J. Robert Kerrey	124,359	18,991
Risa J. Lavizzo-Mourey	9,126	388
Saiyid T. Naqvi	124,359	10,368
James A. Parke	124,359	8,155
James S. Riepe	74,615	5,378
Barrett A. Toan	124,359	7,356
Thomas B. Wheeler	74,615	11,394

(3)	DSUs have dividend equivalent rights that accrue regular quarterly dividends, which are reinvested in additional DSUs. Amounts shown reflect dividends accruing with respect to DSUs, which were not factored into the grant date fair value of the original award, plus an accounting adjustment to reflect changes in the price of the company’s common stock. Also reported in this column are company charitable match contributions.
(4)	Dr. Lavizzo-Mourey was elected to our Board of Directors in November 2007. Amount shown in the Stock Awards column for Dr. Lavizzo-Mourney represents a pro rata quarterly retainer payment that Dr. Lavizzo-Mourney elected to receive in the form of DSUs in lieu of cash.

Director Stock Ownership Policy

To help demonstrate the alignment of the personal interests of the company’s directors with the interests of our stockholders, we have established a stock ownership policy for all non-management directors. Each non-management director is expected to hold at least $300,000 worth of Genworth common stock and/or DSUs while serving as a director of Genworth. Each non-management director has five years from the date he or she becomes a non-management director to attain this ownership threshold.

The following table shows the stock ownership as of March 18, 2008 of our non-management directors, the percentage of the ownership threshold that they have reached, and the portion of the five-year period that has elapsed in which the non-management director must attain enough stock to satisfy his or her ownership guideline. The value of each non-management director’s stock ownership is based on our stock price as of March 18, 2008.

Director	Number of Shares/DSUs Held (#)	Value as of 3/18/2008 ($)	Stock Ownership Guideline ($)	Stock Held as % of Guideline	% of Time Elapsed to Attain Guideline
Frank J. Borelli	11,444	254,520	300,000	85	75
Nancy J. Karch	7,842	174,401	300,000	58	48
J. Robert Kerrey	19,074	424,199	300,000	141	75
Risa J. Lavizzo-Mourey(1)	3,389	75,380	300,000	25	6
Saiyid T. Naqvi	10,413	231,585	300,000	77	46
James A. Parke(2)	38,191	849,357	300,000	283	37
James S. Riepe	18,402	409,251	300,000	136	40
Barrett A. Toan	11,388	253,271	300,000	84	33
Thomas B. Wheeler	11,444	254,520	300,000	85	75

(1)	Dr. Lavizzo-Mourey was elected to our Board of Directors in November 2007.
(2)	Mr. Parke was elected to our Board of Directors by the holders of the company’s Class A Common Stock in May 2006. At such time, Mr. Parke became subject to the director stock ownership policy.

Meetings of Non-Management and Independent Directors

Our Governance Principles provide that the non-management directors will meet without management present at each regularly scheduled Board meeting. Michael D. Fraizer, our President and Chief Executive Officer, is currently the only employee of the company who serves on our Board. In addition, our Governance Principles provide that the independent directors on our Board (whose independence is determined in accordance with the NYSE listing standards and our Governance Principles) will separately meet at least one time each year without the presence of non-independent directors. The directors have determined that the chair of the Nominating Committee, currently Mr. Wheeler, will preside at the meetings of the non-management directors and the independent directors. The non-management and independent directors may meet without management present at such other times as determined by the chair of the Nominating Committee.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Common Stock

The following table sets forth information as of March 18, 2008, regarding the beneficial ownership of our common stock by:

•

all persons (including any “group” as that term is used in Section 13(d) (3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	the named executive officers included in the Summary Compensation Table below;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, directors and executive officers possess sole voting and investment power with respect to all shares set forth by their name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 18, 2008 are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder. As of March 18, 2008, there were 432,708,718 shares of common stock outstanding and no shares of any other class of voting securities outstanding.

The address of each director and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percentage
AXA Financial, Inc. and affiliates (1)	35,586,829	8.2%
Massachusetts Financial Services Company (2)	28,325,797	6.6%
NWQ Investment Management Company, LLC (3)	28,107,816	6.5%
Hotchkis and Wiley Capital Management, LLC (4)	28,034,200	6.5%
T. Rowe Price Associates, Inc. (5)	25,635,376	5.9%
Michael D. Fraizer (6)	1,108,049	*
Patrick B. Kelleher	0	*
Victor C. Moses (7)	46,286	*
Thomas H. Mann (8)	448,894	*
Pamela S. Schutz (9)	229,081	*
Leon E. Roday (10)	138,216	*
George R. Zippel (11)	0	*
Frank J. Borelli	0	*
Nancy J. Karch	1,355	*
J. Robert Kerrey	0	*
Risa J. Lavizzo-Mourey	3,000	*
Saiyid T. Naqvi	0	*
James A. Parke	30,000	*
James S. Riepe	13,000	*
Barrett A. Toan	4,000	*
Thomas B. Wheeler	0	*
All directors and executive officers as a group (22 persons)	2,379,169	*

*Less than 1%.

(1)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 14, 2008 by AXA Financial, Inc. (“AXA Financial”) on behalf of itself and affiliated entities. According to the schedule, the shares are also beneficially owned by the following French affiliates of AXA Financial: AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA Courtage Assurance Mutuelle; and AXA (collectively with AXA Financial, the “AXA Group”). Of the reported shares, the AXA Group reported that it has sole power to vote or direct the vote of 24,023,978 shares, shared power to vote or direct the vote of 2,262,042 shares and sole power to dispose or direct the disposition of 35,586,829 shares. The AXA Group further reported that a majority of such shares are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser and the majority-owned subsidiary of AXA Financial. The address for AXA Financial is 1290 Avenue of the Americas, New York, New York 10104.
(2)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 12, 2008 by Massachusetts Financial Services Company (“MFS”). MFS reported that it has sole power to vote or direct the vote of 23,712,041 shares and sole power to dispose or to direct the disposition of 28,325,797 shares. MFS further reported that it is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). The address for MFS is 500 Boylston Street, Boston, Massachusetts 02116.
(3)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 14, 2008 by NWQ Investment Management Company, LLC (“NWQ”). NWQ reported that it has sole power to vote or direct the vote of 23,871,823 shares and sole power to dispose or to direct the disposition of 28,107,816 shares. NWQ reported that such securities are beneficially owned by its clients, which clients may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pensions, charitable funds or other institutional and high net worth clients. The address for NWQ is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.
(4)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 14, 2008 by Hotchkis and Wiley Capital Management, LLC (“HWCM”). HWCM reported that it has sole power to vote or direct the vote of 20,018,900 shares and sole power to dispose of or direct the disposition of 28,034,200 shares. HWCM further reported that it is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). HWCM further reported that certain of its clients have retained voting power over the shares of common stock that they beneficially own and that accordingly, HWCM has the power to dispose of more shares of common stock than it can vote. The address for HWCM is 725 S. Figueroa Street 39th Floor, Los Angeles, California 90017.
(5)	Information obtained solely by reference to the Schedule 13G filed with the SEC on February 13, 2008 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). T. Rowe Price reported that it has sole power to vote or direct the vote of 5,147,392 shares and sole power to dispose or direct the disposition of 25,635,376 shares. T. Rowe Price further reported that it is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The address for T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.
(6)	Includes (a) 289,560 shares of common stock issuable upon the exercise of employee stock options that are vested or will vest within 60 days of March 18, 2008, and (b) 64,272 shares of common stock issuable upon the exercise of 713,722 stock appreciation rights that are vested or will vest within 60 days of March 18, 2008 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 18, 2008 and the base price of the stock appreciation rights).
(7)	Includes (a) 20,035 shares of common stock issuable upon the exercise of employee stock options that are vested or will vest within 60 days of March 18, 2008, and (b) 14,784 shares of common stock issuable upon the exercise of 136,660 stock appreciation rights that are vested or will vest within 60 days of March 18, 2008 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 18, 2008 and the base price of the stock appreciation rights).
(8)	Includes (a) 322,744 shares of common stock issuable upon the exercise of employee stock options that are vested or will vest within 60 days of March 18, 2008, and (b) 31,416 shares of common stock issuable upon the exercise of 283,250 stock appreciation rights that are vested or will vest within 60 days of March 18, 2008 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 18, 2008 and the base price of the stock appreciation rights).

(9)	Includes 152,828 shares of common stock issuable upon the exercise of employee stock options that are vested or will vest within 60 days of March 18, 2008.
(10)	Includes 83,021 shares of common stock issuable upon the exercise of employee stock options that are vested or will vest within 60 days of March 18, 2008. Also includes 20 shares held by trusts for children.
(11)	Mr. Zippel resigned his position as the President and Chief Executive Officer of our former Protection segment on January 8, 2007.

EQUITY COMPENSATION PLANS

The following table gives information as of December 31, 2007 about the common stock that may be issued under all of our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
Equity Compensation Plans Approved by Stockholders (1)	17,236,524	$23.27	9,931,649
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A
Total	17,236,524	$23.27	9,931,649

(1)	2004 Genworth Financial, Inc. Omnibus Incentive Plan (“Omnibus Incentive Plan”).
(2)	Includes shares issuable pursuant to the exercise or conversion of stock options, stock appreciation rights, restricted stock units and performance stock units. The number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on December 31, 2007 and the base price of the stock appreciation rights. The number of shares issuable upon conversion of performance stock units is calculated based on maximum payout levels.
(3)	Calculation of weighted average exercise price of outstanding awards includes stock options and stock appreciation rights (which are exercisable for shares of common stock for no consideration), and does not include restricted stock units and performance stock units that convert to shares of common stock for no consideration. The weighted average exercise price of outstanding stock options was $24.79.
(4)	Includes approximately 5,699,767 shares that are available for issuance pursuant to grants of full-value stock awards.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to the following executive officers, whom we refer to as our “named executive officers”:

•	Michael D. Fraizer, our Chairman of the Board, President and Chief Executive Officer (the “CEO”);

•	Patrick B. Kelleher, our Senior Vice President—Chief Financial Officer from March 2, 2007 to the present;

•	Thomas H. Mann, our Executive Vice President—Genworth with responsibility for our U.S. Mortgage Insurance and International segments;

•	Pamela S. Schutz, our Executive Vice President—Genworth with responsibility for our Retirement and Protection segment;

•	Leon E. Roday, our Senior Vice President, General Counsel and Secretary;

•	Victor C. Moses, our Senior Vice President—Actuarial & Risk, who also served as acting Chief Financial Officer from August 24, 2006 through March 1, 2007; and

•	George R. Zippel, our former President and Chief Executive Officer of our Protection segment until January 8, 2007, and who is no longer with the company.

Principles Underlying Our Compensation Programs

Our objective in compensating executives is to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. With this objective in mind, we design and administer our executive compensation programs using the following guiding principles:

•	Compensation should be primarily performance-based and align executives with stockholder interests across multiple timeframes.

We use three incentive programs to motivate performance over multiple time frames: annual incentives, mid-term incentives and long-term equity grants. Each incentive program derives value from either company or individual performance. We believe that this approach encourages balanced decision-making and is effective for attracting and retaining executives through changing business cycles and market environments (see Our Annual Compensation Program section below for more information about each of these incentives).

•	Total pay at risk should align with an executive’s impact on company performance.

As an executive bears greater responsibility for company results, we deliver a greater portion of that executive’s annual compensation opportunity through medium- and long-term incentives. Together with our stock ownership guidelines described below, this leveraged approach ensures individuals with the greatest impact on our business results have significant future compensation opportunities, and personal assets, aligned with company stock value. Thus, the largest portion of our CEO’s total annual compensation opportunity is derived from long-term equity grants, and the CEO has the largest stock ownership target among our executive officers.

•	Total compensation opportunities should be competitive within the marketplace.

In order to attract and retain talented executives we must provide total compensation opportunities that are competitive. Thus we monitor compensation and benefits values for similar positions at a variety of companies when designing programs and setting individual executive officer compensation levels (see the Evaluating Market Competitiveness section below for more information).

•	Our compensation structure should remain flexible and allow for the exercise of discretion where appropriate.

Although specific performance metrics are used, our total compensation approach is not intended to be formulaic or rigid in structure. Thus, we also allow for the exercise of judgment to more effectively manage individual executive officer performance, incentive alignment, market competitiveness and retention over time (see, for example, the description of our annual incentives below regarding how discretion is built into this compensation program).

These principles guide our compensation program design and individual compensation decisions, with their application in the aggregate intended to drive long-term stockholder value.

Key Executive Compensation Actions Approved in 2007

We have taken the following actions in 2007 with respect to our executive compensation programs or processes. More details about each of these topics can be found beneath the appropriate program headings further below:

•	Evaluating Market Competitiveness—In 2007, we developed a new comparison group of companies for benchmarking.

•

Mid-Term Incentive—We adopted a new 2007-2009 mid-term incentive denominated in performance stock units (“PSUs”) that are payable in shares of our common stock. This represents a change from our former approach of using cash to pay this incentive, thus increasing the amount of executive officer compensation delivered through stock-based incentives.

•

Long-Term Equity Grants—We adjusted the equity grant mix for our two Executive Vice Presidents so that a higher proportion of their long-term equity grants are delivered in stock appreciation rights (“SARs”) and less in full-value restricted stock units (“RSUs”), thereby increasing potential value and risk tied to stock price appreciation.

•

Other Benefits and Perquisites—As part of our regular course of reviewing the competitiveness of our programs, we limited company car eligibility such that our named executive officers will not be eligible for renewal of a company-provided car when their individual leases expire, and we removed eligibility for post-retirement coverage under one of our executive life insurance programs for new participants.

•

Termination and Change of Control Benefits—We amended our 2005 Genworth Financial Inc. Change of Control Plan (the “Change of Control Plan”) to increase certain thresholds that trigger benefit payments under the plan and to maintain compliance with changing tax regulations, which changes we believe are in the mutual best interests of our company, our executives and our stockholders.

•	Stock Ownership Guidelines—We increased the target stock ownership multiples for our CEO and Executive Vice Presidents.

Our Decision-Making Process

Role of the Compensation Committee

The Compensation Committee of our Board carries out the Board’s responsibilities for determining the compensation for our executive officers. To that end, the Compensation Committee reviews and approves on an annual basis the corporate goals and objectives relating to compensation of our named executive officers, evaluates performance in light of those goals and objectives, and approves the compensation payable to our named executive officers. The Compensation Committee also oversees the development of executive succession plans and administration of our executive compensation programs. For more information about the Compensation Committee charter and key practices, please see the Board of Directors and Committees section above.

Role of Management and Compensation Consultant

The Compensation Committee seeks a collaborative relationship with management, and uses a third-party compensation consultant, to provide a more informed decision-making process and objective perspective in this important governance matter. The Compensation Committee, however, retains the final authority to approve all compensation policies, programs and amounts paid to our executive officers.

Our CEO and Senior Vice President—Human Resources regularly attend meetings of the Compensation Committee to provide analysis, details and recommendations regarding the company’s executive compensation programs and plan design. This includes analysis of incentive program alignment with business strategy, as well as context for understanding financial results and competitiveness when the Compensation Committee evaluates business performance. The CEO is also expected to provide the Compensation Committee with performance assessments and compensation recommendations in his role as a manager for individual executive officers (other than himself).

The Compensation Committee retained Buck Consultants (“Buck”), an independent compensation consultant, to assist in reviewing and analyzing compensation data for Genworth’s senior executives. The Compensation Committee occasionally requests special studies, assessment of market trends and education regarding changing laws and regulations from its compensation consultant to assist the Compensation Committee in its decision-making processes. While the compensation consultant has assisted the Compensation Committee in its governance role in this manner, the compensation consultant does not recommend or determine the amount or form of compensation for our senior executives.

The individual consultant utilized by the Compensation Committee (the “Consultant”) was employed by Buck until September 2007. In September 2007, the Consultant moved his employment to Hewitt, a firm already utilized by Genworth’s management. In addition to administering the company’s benefit plans, Hewitt provides management with compensation data, analysis and market practice research that is used by management in preparing for discussions with the Compensation Committee. Although the Compensation Committee has continued to utilize the Consultant following his association with Hewitt, the Compensation Committee desires to avoid the appearance of any conflict of interest between the Consultant and other services already provided by Hewitt to management. As a result, the Compensation Committee is in the process of identifying another independent compensation consultant.

Key Factors Considered in Making Compensation Decisions

Key factors affecting compensation decisions for executive officers are the nature and scope of the executive officer’s responsibilities, contribution to financial results, and his or her effectiveness in leading initiatives to increase growth, customer value, profitability, productivity, effective capital deployment and competitiveness. Also considered when evaluating individual performance are the executive officer’s commitment to corporate responsibility, creating a culture of integrity, community leadership and diversity.

In a broader context, we consider the competitive environment for our businesses and the performance of our competitors. We evaluate market competitiveness of our programs as an input into the process of setting target compensation levels for executive officers. We review each component of compensation for our executive officers separately, and in the aggregate, and consider the internal relationships among the executive officers to determine whether the differences are appropriate.

Evaluating Market Competitiveness

In 2007, the Compensation Committee identified a benchmark grouping of 19 companies to assist in its evaluation of competitive compensation programs. While no individual company matches our lines of business precisely, this group is intended to represent, in the aggregate, companies with whom we compete for talent and/or that operate in similar business sectors as we do. This peer group is analyzed using publicly available information and is calibrated against other market compensation survey information described below to provide a broad perspective of market practice. The specific companies in this benchmark group are:

Aetna, Inc.	Countrywide Financial Corp.	Principal Financial Group, Inc.
Aflac, Inc.	Federal Home Loan Mortgage Corp.	Prudential Financial, Inc.
Ameriprise Financial, Inc.	Hartford Financial Services Group, Inc.	Regions Financial Corp.
AON Corp.	Lincoln National Corp.	Sun Life Financial Inc.
Assurant, Inc.	Manulife Financial Corp.	Unum Group
Cigna Corp.	Marsh & McLennan Companies, Inc.	XL Capital, Ltd.
National City Corp.

We also evaluate market competitiveness by purchasing compensation surveys. This additional market analysis focuses on three “zones” of companies: financial services companies (including insurance companies, banks and diversified financial institutions) that approximate our size in market capitalization; diversified insurance companies that approximate our asset size; and companies in the Fortune 150-300 range. The companies included in these market surveys are not individually identifiable for a particular executive position (and therefore we are not benchmarking against any particular company), and may change from year-to-year based on voluntary participation in the market surveys we use, mergers and divestitures, or changes in corporate structure. The Compensation Committee will periodically evaluate these survey-based benchmark zones, as well the list of peer group companies described above, to ensure that the group is representative of those with whom we compete for talent.

With respect to individual executive officers, we compare the total target annual compensation opportunities for our executive officers to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but do not weigh any greater than other key factors noted above when making compensation decisions. For example, individual executive officers may have higher or lower target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.

Tax and Accounting Considerations

We consider accounting and tax implications when designing our executive compensation and incentive programs. For example, we utilize stock-settled SARs in our long-term equity grants to executive officers because they deliver the same economic value to the executive as stock options, but with less dilution for our stockholders. Additionally, it is our intent to maximize the deductibility of executive compensation while retaining discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. Other than base salary, we have structured the main elements of our annual compensation structure for executive officers, including annual incentives, the mid-term incentive and long-term equity grants, to each qualify as performance-based compensation that is fully deductible by the company.

Our Annual Compensation Program

When adding up the total annual compensation opportunity for our executive officers, we focus on four key elements: base salary, annual incentive, mid-term incentive (annualized over three-year performance period) and long-term equity grants (awarded annually). These four elements together are used to communicate target annual compensation levels to our executive officers and ensure an appropriate comparison to competitive market total compensation levels.

The three incentive-based elements of total annual compensation for our executive officers are subject to company and/or individual performance, and together comprise the majority of each of our named executive officer’s total annual compensation opportunity. Our 2007 incentive-based compensation programs aligned executive officer compensation with three core quantitative metrics: Net Operating Income (including diluted net operating earnings per share, or “Diluted Net Operating EPS”)1, operating return on equity (“Operating ROE”)2, and company stock value. These metrics are the focus of our strategy to deliver stockholder value over short-, medium- and long-term timeframes and, therefore, effectively link company performance with executive officer compensation.

[1]

“Net Operating Income” equals income from continuing operations, excluding after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. “Diluted Net Operating EPS” equals Net Operating Income divided by daily weighted average of diluted shares outstanding over the measurement period.

[2]

“Operating ROE” equals Net Operating Income divided by average ending stockholders’ equity, excluding accumulated other comprehensive income in average ending stockholders’ equity, for the most recent five quarters.

Base Salary

Base salary compensates executives for day-to-day responsibilities and sustained performance. The Compensation Committee annually reviews the salary of our executive officers to determine if any adjustments are deemed appropriate. Consistently effective individual performance is a threshold requirement for any salary increase.

For 2007, our CEO requested, and the Compensation Committee approved, base salary increases for the named executive officers ranging from zero to 13.6% of base salary. The base salary adjustments for Mr. Mann (5.7%) and Ms. Schutz (13.6%), were based primarily on their increased responsibilities following a reorganization of our operating segments in the first quarter of 2007. Other named executive officer salary changes reflect evaluation of individual performance, market levels of compensation for comparable jobs, changes in job scope over time and evaluation of fair internal pay relationships.

The Compensation Committee has annually reviewed the base salary for our CEO, and his salary has remained unchanged since 2005 as it continues to be market competitive.

Annual Incentive

Annual incentives are typically paid in February for the prior year’s performance based on (i) company performance against one-year operating objectives, and (ii) discretionary judgment about individual executive officer performance. Executive officers each have a target annual incentive established at the beginning of the year and expressed as a percentage of base salary. The discretion built into our annual incentive program enables us to balance quantitative measures with judgment about qualitative performance when rewarding our executive officers.

For 2007, the target annual incentive opportunities for the named executive officers ranged from 100% to 200% of base salary. The “target” annual incentive for each named executive officer represents what he or she should expect as a payment if the company meets its operating objectives, and if the individual executive officer meets satisfactory levels of individual performance for the plan year. A “threshold” level of company performance must be achieved to fund the first 50% of annual incentive payments, and the “maximum” awards for company and individual performance significantly above target objectives would be 150% of each named executive officer’s target award amount.

For 2007, 70% of the annual incentive payments to executive officers were based on company performance relative to Net Operating Income and Operating ROE goals. Company performance was measured after adjusting for the impact of foreign currency fluctuations and stock repurchases, each in excess of planned amounts. The 2007 annual incentive target performance level for Net Operating Income was $1.435 billion, and the target performance level for Operating ROE was 11.5%. In 2007, the company delivered Net Operating Earnings and Operating ROE below the targets established for both metrics. This level of performance, adjusted further downward for excess foreign currency fluctuations as described above, established company performance at approximately 62% of target for 2007 annual incentive payments to the named executive officers.

Separately, the Compensation Committee weighted 30% of the annual incentive payments to discretionary evaluation of each named executive officer’s performance during the plan year. Key factors influencing performance evaluations included annual operating plan objectives, such as segment net operating income, revenues or budget, and evaluation of leadership and employee development objectives. Our CEO provided the Compensation Committee with his assessment of the performance for each of the other named executive officers, and the Compensation Committee met in executive session to discuss and evaluate the performance of the CEO, each prior to approving the 2007 annual incentive payments reported in the Summary Compensation Table.

Mid-Term Incentive

We use occasional mid-term incentives to motivate performance relative to three-year strategic financial goals that are intended to increase underlying stockholder value. The first of these programs—the 2004-2006 mid-term incentive—was denominated in cash and paid out in February 2007 for performance exceeding the maximum targets over that three-year performance period. In March 2007, the Compensation Committee approved the 2007-2009 mid-term incentive with new performance goals and a program change to deliver the value in stock through PSUs instead of cash. There were no other mid-term incentives used between these two performance periods.

The shift to PSUs creates further alignment with stockholders by delivering larger amounts of executive officer total compensation in stock-based incentives. The target number of PSUs for each participant was determined in March 2007, and utilized the stock price at that time to approximate the intended mid-term incentive opportunity value for each participant. Thus, stock price fluctuations over the performance period, and during the nine-month net holding period described below, will directly impact the value of the mid-term incentive for executives in addition to the financial performance measured under the program. Target 2007-2009 mid-term incentives were approximately 4.5-times the base salary for our CEO, 2.5-times the base salaries for our Executive Vice Presidents and CFO, and 1-times the base salary for our other named executive officers.

The 2007-2009 mid-term incentive PSUs will vest and convert to shares of common stock of the company based on company performance relative to (i) average annual Diluted Net Operating EPS growth, and (ii) average annual Operating ROE growth. Each metric is equally weighted and has a threshold, target and maximum performance goal. The target number of PSUs will vest with company performance at target levels for both metrics. All PSUs will be forfeited if company performance falls below the threshold performance goals for both metrics, and a participant may earn up to 200% of his or her target number of PSUs (or, in the case of the CEO, up to 150% of his target number of PSUs) for performance at or exceeding the maximum performance goals for both metrics. Performance levels that fall between the threshold, target and maximum goals will result in a pro-rated number of PSUs becoming vested. Following the performance period any PSUs that vest will be subject to a nine-month holding period (net of shares used to cover taxes), and any unvested PSUs will be cancelled. The threshold, target and maximum numbers of PSUs for each of the named executive officers are presented in the 2007 Grants of Plan-Based Awards Table.

The targets were established based on three years of performance needed to achieve the company’s multi-year operating plan reviewed by the Board prior to the time of plan adoption. When established, the target levels of performance for both metrics were believed to be achievable, yet aggressive in the level of growth necessary to achieve the target. When considering the sustained level of performance needed to achieve the target payout, the Diluted Net Operating EPS goals represent double-digit percentage growth, and the Operating ROE goals represent significant improvement over the three-year performance period.

Long-Term Equity Grants

For 2005 through 2007, our long-term equity grants to executive officers took place in the third quarter of each year, and consisted of a combination of SARs and RSUs. Use of these two equity awards is competitive, and balances leverage toward stock price appreciation through SARs with retention value through full-value RSU awards. In 2005, all executive officers received approximately 60% of their long-term equity grant value in SARs and 40% of the value in RSUs. In 2006, the Compensation Committee determined to decrease the proportion of long-term equity grants to executive officers delivered through full-value awards in favor of additional leverage toward stock price appreciation. Thus, beginning in 2006, the long-term equity grant to the CEO was delivered 100% in SARs, and for our other executive officers was delivered approximately 70% in SARs and 30% in RSUs. In 2007, the Compensation Committee further adjusted the long-term equity grant mix for our two Executive Vice Presidents, delivering approximately 80% of their award value in SARs and 20% in RSUs.

All SARs granted from 2005 through 2007 vest 20% per year, beginning on the first anniversary of the grant date, and all RSUs vest 50% on the third and fifth anniversaries of the grant date. The special award of SARs granted to executive officers at the time of our IPO (see description of our Founders Grant in the Executive Compensation section below) vested 25% per year, beginning on the second anniversary of the grant date, to provide additional retention incentives at that time. Awards are generally forfeited upon termination of employment with the company, except for limited instances described in the Potential Payments Upon Termination or Change of Control section below.

Beginning in 2008, our Compensation Committee agreed to shift the timing of our long-term equity grants to occur in February of each year in order to harmonize the timing of long-term incentive award approvals with the approval of executive officer salary increases and prior-year annual incentive payments. Long-term equity grants made to named executives in February 2008 will be included in our 2009 proxy statement.

Our Other Compensation and Benefits Programs

Retirement Benefits

Retirement benefits also fulfill an important role within our overall executive compensation programs because they provide a competitive financial security component that promotes retention. We believe that our retirement benefits, including the mix and amount of elements, are comparable to programs offered by comparative companies and, as a result, help ensure that our total executive compensation program remains competitive.

We maintain the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”), a tax-qualified, defined contribution plan in which a substantial majority of our U.S. employees, including our named executive officers, are eligible to participate. In addition, we offer the following non-qualified retirement and deferred compensation plans that are available to our named executive officers:

•	Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”);

•	Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”); and

•	Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

Each of the above non-qualified retirement plans is described in more detail in the Non-Qualified Deferred Compensation section below.

Other Benefits and Perquisites

We also provide executive officers with an individually owned universal life insurance policy (the “Leadership Life Program”) available to all of our U.S. based executives, an enhanced company-owned life insurance program (the “Executive Life Program”), and certain perquisites intended to keep executive officers healthy and focused on company business with minimal distraction. The perquisites provided to executive officers are the opportunity to receive financial planning services, a tax gross-up on those financial planning services, annual physical examinations and a company provided car for some executive officers. In addition, our executive officers are permitted, subject to certain annual limits, to use fractionally owned aircraft for incremental personal travel while otherwise traveling on company-related business, or for travel in the event of a family emergency. Our CEO is permitted to use our booking agent to arrange for personal chartered flights, but the CEO will pay the cost of such personal chartered flights. The aggregate incremental cost of such incremental personal use of corporate-owned aircraft is limited to $50,000 for any individual executive officer, and to $250,000 for all executive officers collectively, each within a year. The total amount for all executive officers as a group was less than $50,000 in 2007.

We regularly review the benefits and perquisites provided to our executive officers to ensure that our programs align with our overall principles of providing competitive opportunities that maximize the interests of our stockholders. As such, in 2007 we limited company car eligibility so that each of our named executive officers will not be eligible for renewal of a company-provided car when their individual leases expire. We have also determined that participants added to the Executive Life Program after January 1, 2007 would not be eligible for continued coverage after retirement from the company.

Termination and Change of Control Benefits

We do not have individual employment agreements with our named executive officers that provide for specific benefits upon a termination of employment. Generally, an executive will only receive compensation and benefits for which he or she has already vested prior to termination of employment, and will forfeit any unearned annual incentive, mid-term incentive or outstanding equity awards at that time. We do include provisions in some of our programs that provide for benefits in the event of an involuntary termination, such as death, total disability or sale of a business unit to a successor employer. Any amounts payable to executive officers in those limited circumstances are described in more detail in the Potential Payments Upon Termination or Change of Control section below.

We also maintain the Change of Control Plan, which provides severance benefits to a select group of key executives, including our named executive officers, in the event that the executive’s employment is terminated without cause, or by the executive for good reason, within two years following a change of control of the company (“Qualified Termination”).

The Change of Control Plan allows us to balance the potential benefits under the plan with the costs that would arise from fear of job loss and other distractions that may result from potential, rumored or actual changes of control within the select group of key leaders. Potential benefits under the Change of Control Plan are separated into two “tiers” of participation, with each of the named executive officers participating in the highest tier. All benefits under the Change of Control Plan are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

The Compensation Committee will annually review the provisions of the Change of Control Plan to monitor competitiveness and appropriate levels of benefits to meet the plan objectives. In 2007, we amended the Change of Control Plan to (i) raise from 20% to 30% the threshold level of stock ownership required to meet the acquisition definition of a change of control; (ii) reduce from three-years to two-years the window period for a Qualified Termination to occur; (iii) address our mid-term incentive program shift to PSUs; (iv) limit to 18-months the maximum time any participant may receive continued health and welfare benefit contributions; and (v) maintain compliance with Section 409A of the Internal Revenue Code.

The potential payments upon a Qualified Termination, and estimated amounts for each of our named executive officers, are described more fully in the Potential Payments Upon Termination or Change of Control section below.

Unique Compensation Elements for 2007

Hiring of Mr. Kelleher. In 2007, we hired a new chief financial officer, Mr. Kelleher, replacing Mr. Moses who had served as CFO in an interim capacity since August 2006. At the time of Mr. Kelleher’s hiring we made certain special awards of equity incentives and agreed to certain special cash payments in 2007 and 2008, each necessary to attract talent to fill the CFO position and approved in consideration of compensation Mr. Kelleher would forfeit from his previous employer upon joining our company. The details of these payments and awards are provided in footnotes to the Summary Compensation Table.

Separation Agreement with Mr. Zippel. In 2007, we completed a reorganization of our operating segments, resulting in the elimination of Mr. Zippel’s role. The company entered into a separation agreement with Mr. Zippel at the time of his termination, resulting in acceleration of portions of his outstanding equity awards, cancellation of other outstanding equity awards, acceleration of vesting in certain executive benefit programs and separation payments to bridge his time to search for successor employment. In return, Mr. Zippel agreed to certain time restrictions on solicitation of company employees or solicitation of certain long-term care and life insurance clients or customers of the company. The details of the payments made to Mr. Zippel in 2007 are reported in the Summary Compensation Table below.

Stock Ownership Guidelines

Effective March 20, 2007, the Compensation Committee updated the company’s stock ownership guidelines for the amount of common stock that must be held by the company’s executive officers. The ownership multiple is used to determine a target number of shares by multiplying the executive officer’s annual base salary by the applicable multiple shown below, and dividing the result by the average closing price of the company’s common stock during the immediately preceding 12 months. Each executive officer must attain ownership of the required stock ownership level before March 31, 2010 (or, if later, within three years of becoming an executive officer) and maintain ownership of at least such amount of the company’s common stock while they hold office or until the Compensation Committee re-establishes the ownership multiple, whichever comes first.

Position	Multiple	Time to Attain
CEO	7x Salary	3 years
Executive Vice Presidents	3x Salary	3 years
Senior Vice Presidents	2x Salary	3 years

In the event that an executive officer fails to reach a required level of stock ownership during the three-year period above, the company may require annual incentive payments to the executive officer to be paid in common stock until the applicable required level of stock ownership is obtained. In order to meet this stock ownership requirement, an executive officer may count all shares of common stock owned by the executive officer, including common stock held in the company’s 401(k) plan and any outstanding RSUs, but excluding any RSUs that vest upon retirement.

The following table shows the value of common stock held by each of the actively serving named executive officers as of March 18, 2008 relative to the stock ownership guideline:

Executive Officer	Number of Shares Held (#)	Stock Ownership Guideline (#)	Stock Held as a % of Guidelines	% of Time Elapsed to Attain Guideline
Michael D. Fraizer	834,249	230,398	362	33
Patrick B. Kelleher	15,350	23,406	66	33
Thomas H. Mann	126,609	57,051	222	33
Leon E. Roday	76,175	32,183	237	33
Pamela S. Schutz	110,318	54,857	201	33
Victor C. Moses	26,084	24,868	105	33

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the Board of Directors oversees the compensation program of Genworth Financial, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the above Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Genworth’s annual report on Form 10-K for the fiscal year ended December 31, 2007, and its proxy statement on Schedule 14A to be filed in connection with the company’s 2008 annual meeting of stockholders, each of which has been or will be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

James S. Riepe, Chair

Frank J. Borelli

Nancy J. Karch

Thomas B. Wheeler

EXECUTIVE COMPENSATION

The following tables and narratives provide information relating to compensation earned or paid to our named executive officers for 2007, including equity awards and holdings, balances of pension and deferred compensation plans, as well as potential payments upon various termination scenarios.

In May 2004, our company went through an IPO. In order to provide a clearer representation of compensation elements related to events prior to and following that time, we have provided supplemental information for the stock and option expense reported in the Summary Compensation Table, the amounts of stock and option awards in the Outstanding Equity Awards at 2007 Fiscal Year-End Table and the values reported in the 2007 Options Exercised and Stock Vested Table. For each of these tables, data are separated into the following three categories:

(i)	“Conversion Awards”—Awards granted by our former parent prior to our IPO and converted into Genworth awards upon our IPO. Each award maintained the original vesting schedule and expiration dates at the time of conversion, and we continued to recognize expense for some of these awards in 2007.

(ii)	“Founders Grant”—Special awards of either stock options or SARs granted to the “founding members” of our company in connection with our IPO in 2004. The awards vest 25% per year beginning on the second anniversary of the grant date (May 25, 2004), and we continued to recognize expense in 2007 for these awards.

(iii)	“Company Awards”—Awards granted in years following our IPO. For the named executive officers, these consist of awards made in 2005 through 2007, described as long-term equity grants in the Compensation Discussion and Analysis above.

Summary Compensation Table

Name and Principal Position									Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(9)
	Year	Salary ($)	Bonus ($)		Stock Awards ($)(4)		Option Awards ($)(4)		Annual Incentive ($)(7)	2004-2006 Mid-Term Incentive ($)(8)		All Other Compensation ($)(10)	Total ($)
Michael D. Fraizer Chairman of the Board, President and Chief Executive Officer	2007 2006	1,121,403 1,121,403	— —		2,533,254 1,213,185		3,805,794 5,050,401		1,400,000 3,000,000	— 6,375,000	362,902 288,023	167,473 105,665	9,390,826 17,153,677
Patrick B. Kelleher Senior Vice President—Chief Financial Officer	2007	368,050	300,000	(2)	396,944		81,807		360,000	—	52,054	60,249	1,619,104
Victor C. Moses Senior Vice President—Actuarial & Risk	2007 2006	415,015 398,721	— 100,000	(3)	235,345 70,534		389,058 532,063		250,000 530,000	— 705,000	174,760 115,055	125,040 108,585	1,589,218 2,559,958
Thomas H. Mann Executive Vice President—Genworth	2007 2006	635,845 613,034	— —		868,800 371,145		998,552 1,492,282		650,000 1,685,000	— 3,340,000	336,594 237,547	139,454 111,260	3,629,245 7,850,268
Pamela S. Schutz Executive Vice President—Genworth	2007 2006	597,123 530,989	— —		766,145 261,309		806,409 1,159,039		720,000 1,070,000	— 1,980,000	205,235 139,750	127,828 102,631	3,222,740 5,243,718
Leon E. Roday Senior Vice President, General Counsel and Secretary	2007	530,989	—		364,437		481,991		370,000	—	114,369	181,184	2,042,970
George R. Zippel Former President and Chief Executive Officer—Protection(1)	2007 2006	291,373 498,401	— —		305,304 159,878	(5)	1,157,848 1,119,066	(6)	— 750,000	— 1,370,000	27,134 94,691	546,593 95,441	2,328,252 4,087,477

(1)	On February 1, 2007, we entered into an agreement with Mr. Zippel that provides the terms and conditions of Mr. Zippel’s separation from us. Please see the Potential Payments Upon Termination or Change of Control section below for more information regarding this separation agreement.
(2)	Upon hire in 2007, Mr. Kelleher was awarded a hiring bonus in the amount of $300,000 payable in 2007 and $200,000 payable in 2008.
(3)	Mr. Moses’ total annual bonus for 2006 was $630,000, which included $100,000 as reported in this column, in recognition of his service as acting chief financial officer during that year.
(4)	Represents the proportionate amount of the total fair value of stock awards (RSUs and PSUs) and option awards (stock options and SARs) we recognized as an expense in 2007 for financial accounting purposes, including expense related to awards granted in prior years, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R.

The awards for which expense is shown in this table include awards granted in 2007 and described in the 2007 Grants of Plan Based Awards Table below, as well as other Company Awards, Conversion Awards and our one-time Founders Grant (each as defined above) for which we continued to recognize expense in 2007. The assumptions used in determining the grant date fair values for awards granted in 2005 through 2007 are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for 2007 filed with the SEC. For awards granted prior to 2005, please refer to our Annual Report on Form 10-K for 2005.

The following table shows how much of the 2007 compensation amounts shown in the Stock Awards and Option Awards columns relate to Conversion Awards, the Founders Grant and Company Awards.

2007 Stock and Option Awards—Supplemental Information to the Summary Compensation Table

		Stock Awards ($)		Option Awards ($)
Name		RSUs	PSUs	Options/SARs
Mr. Fraizer	Conversion Awards	429,580	—	233,805
	Founders Grant	—	—	1,838,575
	Company Awards	521,190	1,582,484	1,733,414
	Total	950,770	1,582,484	3,805,794
Mr. Kelleher	Conversion Awards	—	—	—
	Founders Grant	—	—	—
	Company Awards	84,813	312,131	81,807
	Total	84,813	312,131	81,807
Mr. Moses	Conversion Awards	—	—	1,527
	Founders Grant	—	—	232,241
	Company Awards	102,744	132,601	155,290
	Total	102,744	132,601	389,058
Mr. Mann	Conversion Awards	193,757	—	66,508
	Founders Grant	—	—	658,016
	Company Awards	167,557	507,486	274,028
	Total	361,314	507,486	998,552
Ms. Schutz	Conversion Awards	128,072	—	28,080
	Founders Grant	—	—	532,219
	Company Awards	146,957	491,116	246,110
	Total	275,029	491,116	806,409
Mr. Roday	Conversion Awards	64,792	—	16,234
	Founders Grant	—	—	309,655
	Company Awards	103,199	196,446	156,102
	Total	167,991	196,446	481,991
Mr. Zippel	Conversion Awards	393,270	—	252,737
	Founders Grant	—	—	1,007,849
	Company Awards	(87,966)	—	(102,738)
	Total	305,304	—	1,157,848
(5)	Amount includes accounting expense associated with the accelerated vesting of 20,948 RSUs in connection with the termination of Mr. Zippel’s employment during 2007. Amount also reflects reversal of accounting expense previously reported associated with the forfeiture of 12,767 RSUs in connection with the termination of Mr. Zippel’s employment.
(6)	Amount includes accounting expense associated with the accelerated vesting of 21,411 stock options and 144,220 SARs in connection with the termination of Mr. Zippel’s employment during 2007. Amount also reflects reversal of accounting expense previously reported associated with the forfeiture of 332,260 SARs in connection with the termination of Mr. Zippel’s employment.
(7)	Reflects the value of cash incentives paid pursuant to our annual incentive program as described in the Compensation Discussion and Analysis above.
(8)	Reflects payments made in 2007 pursuant to the 2004—2006 mid-term incentive plan as described in the Compensation Discussion and Analysis above.
(9)	Reflects the increase during 2007 in actuarial values of each of the named executive officer’s accumulated benefits under the SERP. A description of the SERP precedes the 2007 Pension Benefits Table below.
(10)	See the 2007 All Other Compensation—Details table below.

2007 All Other Compensation—Details

	Company Contributions to the Retirement Plans: ($)(1)	Life Insurance Premiums: ($)(2)	Perquisites: ($)(3)				Other: ($)						Total: ($)
			Company Car	Executive Physical	Personal Use of Aircraft	Financial Counseling	Tax Gross- Up for Financial Counseling ($)(4)	Executive Annuity Program (5)	Relocation Payments		Separation Payments
Mr. Fraizer	91,106	29,459	—	3,000	17,766	15,110	11,032	—	—		—		167,473
Mr. Kelleher	7,676	25,968	—	3,000	—	10,073	6,227	—	7,305	(6)	—		60,249
Mr. Moses	33,524	42,972	—	3,000	—	15,110	5,434	25,000	—		—		125,040
Mr. Mann	57,391	41,473	11,335	3,000	—	15,110	11,145	—	—		—		139,454
Ms. Schutz	44,980	35,078	21,628	—	—	15,110	11,032	—	—		—		127,828
Mr. Roday	44,679	30,573	26,174	3,000	616	15,110	11,032	50,000	—		—		181,184
Mr. Zippel	44,486	19,041	16,884	—	—	7,555	—	—	—		458,627	(7)	546,593

(1)	Shows contributions made in 2007 on behalf of the named executive officers for each of the following programs: (i) company contributions to the defined contribution pension feature and company matching contributions to the 401(k) feature of the Retirement and Savings Plan; and (ii) company contributions to the Restoration Plan described further in the Non-Qualified Deferred Compensation section below.
(2)	Represents premium payments we made in 2007 for the following programs: (i) Leadership Life Program—an individually owned universal life insurance policy provided to all of our executives; and (ii) Executive Life Program—a $1 million company-owned life insurance policy for which the participating named executive officers may identify a beneficiary for payment by us in the event of his or her death.
(3)	The aggregate incremental company cost of the executive perquisites is calculated as follows:

(i)	Company Car: Represents the total direct costs we paid for a company car, reduced by the value of any business use of the vehicle.
(ii)	Personal Use of Aircraft: Includes our actual cost of any commercial flight for personal use and our incremental cost for any personal use of fractionally owned aircraft. The incremental cost of fractionally owned aircraft includes any direct operating costs attributable to the personal use, plus our cost of any tax deduction disallowance due to the personal use. Direct operating costs would include: occupied hourly charge, fuel surcharge, federal excise tax, landing, hangar and other airport fees, customs/immigration fees, ground transportation fees, passenger fees and any flight-specific insurance costs. In light of the fact that the fractionally owned aircraft are used primarily for business travel, incremental costs would exclude the following fixed costs: monthly management fees, non-flight-specific insurance costs and purchase costs/depreciation.

For a further discussion of perquisites provided to the named executive officers, see the discussion in the Compensation Discussion and Analysis above.

(4)	Shows gross-up payments for taxable earnings under the executive officer financial counseling benefit described in the Compensation Discussion and Analysis above.
(5)	Shows payments made to Mr. Moses and Mr. Roday pursuant to an executive annuity program in which they participate, the obligation for which we assumed upon acquisition of a predecessor company.
(6)	Our cost in 2007 for the relocation expenses for Mr. Kelleher upon his acceptance of the position of CFO.
(7)	Reflects (i) $208,627 of remaining 2007 base salary paid in a lump sum in connection with Mr. Zippel’s separation, and (ii) an additional severance payment of $250,000 payable on or before March 15, 2008. Please see the Potential Payments Upon Termination or Change of Control section below for more information regarding Mr. Zippel’s separation agreement.

Grants of Plan-Based Awards

The Grants of Plan Based Awards Table provides information on the following plan-based awards that were made in 2007:

Annual Incentive: Annual incentive bonus opportunities awarded to our named executive officers are earned based on company performance against one-year operating objectives and individual performance objectives. The actual amount of annual incentive earned by each named executive officer in 2007 is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the annual incentive program is included in the Compensation Discussion and Analysis above. Annual incentives are identified as “AI” in the Award Type column of the following table.

Performance Stock Units: PSUs represent the 2007 – 2009 mid-term incentive, and consist of performance-vesting stock units that may convert to shares of our common stock in March 2010, following the 2007-2009 performance period. PSUs are designated in terms of a target number of shares, will be forfeited if performance falls below a designated threshold level of performance, and may earn up to 200% (or 150% in the case of our CEO) of the target number of shares for exceptional performance. Additional information regarding our PSUs is included in the Compensation Discussion and Analysis above.

Restricted Stock Units: Each RSU represents a contingent right to receive one share of our common stock in the future. The RSUs will vest and be settled in shares of common stock 50% after 3 years and 50% after 5 years from the grant date. Dividend equivalents accrue with respect to the RSUs and are paid in cash at the time that the corresponding RSUs vest. Additional information regarding RSUs as a portion of our long-term equity grant is included in the Compensation Discussion and Analysis above.

Stock Appreciation Rights: Each SAR represents the right to receive an amount payable in shares of our common stock, equal to the excess, if any, of the fair market value of one share of common stock on the date of exercise over the base price of the SAR. The SARs were granted with a base value equal to the fair market value of our common stock on the date of grant. The SARs vest 20% per year beginning on the first anniversary of the grant. Additional information regarding SARs as a portion of our long-term equity grant is included in the Compensation Discussion and Analysis above.

2007 Grants of Plan-Based Awards Table

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Award Type	Grant Date	Approval Date	Threshold	Target	Max	Threshold	Target	Max
Mr. Fraizer	AI			1,125,000	2,250,000	3,375,000
	PSU	3/20/2007	3/20/2007				72,500	145,000	217,500				5,011,200
	SAR	7/31/2007	7/31/2007								370,000	30.52	3,478,000
Mr. Kelleher	AI			200,000	400,000	600,000
	SAR(1)	1/29/2007	1/8/2007								20,000	34.27	233,000
	RSU(1)	1/29/2007	1/8/2007							10,000			342,700
	PSU	3/20/2007	3/20/2007				14,300	28,600	57,200				988,416
	RSU	7/31/2007	7/31/2007							5,350			163,282
	SAR	7/31/2007	7/31/2007								37,450	30.52	352,030
Mr. Moses	AI			212,500	425,000	637,500
	PSU	3/20/2007	3/20/2007				6,075	12,150	24,300				419,904
	RSU	7/31/2007	7/31/2007							4,450			135,814
	SAR	7/31/2007	7/31/2007								31,150	30.52	292,810
Mr. Mann	AI			650,000	1,300,000	1,950,000
	PSU	3/20/2007	3/20/2007				23,250	46,500	93,000				1,607,040
	RSU	7/31/2007	7/31/2007							5,200			158,704
	SAR	7/31/2007	7/31/2007								62,400	30.52	586,560
Ms. Schutz	AI			500,000	1,000,000	1,500,000
	PSU	3/20/2007	3/20/2007				22,500	45,000	90,000				1,555,200
	RSU	7/31/2007	7/31/2007							5,467			166,853
	SAR	7/31/2007	7/31/2007								65,600	30.52	616,640
Mr. Roday	AI			275,000	550,000	825,000
	PSU	3/20/2007	3/20/2007				9,000	18,000	36,000				622,080
	RSU	7/31/2007	7/31/2007							4,450			135,814
	SAR	7/31/2007	7/31/2007								31,150	30.52	292,810
Mr. Zippel				—	—	—	—	—	—	—	—	—	—

(1)	Awards approved by the Compensation Committee on 1/8/2007 were granted to Mr. Kelleher upon commencement of his employment with us on 1/29/2007.
(2)	Represents the grant date fair value of the award determined in accordance with FAS 123R. Grant date fair value for the RSUs and PSUs is based on the grant date fair value of the underlying shares. Grant date fair value for SARs is based on the Black-Scholes option-pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for 2007 filed with the SEC.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

The table below provides information with respect to stock options, SARs, RSUs and PSUs outstanding on December 31, 2007.

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(16)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(15)
Mr. Fraizer	Conversion Awards	195,649	—		36.6169	9/22/2010	33,913	(7)	863,086	—	—
		93,911	—		17.2822	9/13/2012	246,500	(8)	6,273,425	—	—
		61,042	61,042	(1)	20.1445	9/12/2013	46,956	(9)	1,195,030	—	—
	Founders Grant	475,000	950,000	(2)	19.5000	5/25/2014	—		—	—	—
	Company Awards	109,680	164,520	(3)	32.1000	7/20/2015	60,934	(10)	1,550,770	145,000	3,690,250
		68,000	272,000	(4)	34.1300	8/09/2016	—		—	—	—
		—	370,000	(5)	30.5200	7/31/2017	—		—	—	—
Mr. Kelleher	Company Awards	—	20,000	(6)	34.2700	1/29/2017	10,000	(11)	254,500	28,600	727,870
		—	37,450	(5)	30.5200	7/31/2017	5,350	(12)	136,158	—	—
Mr. Moses	Conversion Awards	3,913	—		22.6681	9/26/2011	—		—	—	—
		3,913	—		27.9518	7/26/2011	—		—	—	—
		4,696	—		27.0467	3/14/2010	—		—	—	—
		7,513	—		17.2822	9/13/2012	—		—	—	—
	Founders Grant	120,000	120,000	(2)	19.5000	5/25/2014	—		—	—	—
	Company Awards	10,920	16,380	(3)	32.1000	7/20/2015	6,067	(10)	154,405	12,150	309,218
		5,740	22,960	(4)	34.1300	8/09/2016	4,100	(13)	104,345	—	—
		—	31,150	(5)	30.5200	7/31/2017	4,450	(12)	113,253	—	—
Mr. Mann	Conversion Awards	58,695	—		25.3829	9/10/2009	9,391	(7)	239,001	—	—
		50,869	—		36.6169	9/22/2010	101,726	(8)	2,588,927	—	—
		58,695	—		27.9518	7/26/2011	—		—	—	—
		58,695	—		22.6681	9/26/2011	—		—	—	—
		28,173	—		17.2822	9/13/2012	—		—	—	—
		67,617	16,904	(1)	20.1445	9/12/2013	—		—	—	—
	Founders Grant	255,000	340,000	(2)	19.5000	5/25/2014	—		—	—	—
	Company Awards	18,240	27,360	(3)	32.1000	7/20/2015	10,134	(10)	257,910	46,500	1,183,425
		10,010	40,040	(4)	34.1300	8/09/2016	7,150	(13)	181,968	—	—
		—	62,400	(5)	30.5200	7/31/2017	5,200	(12)	132,340	—	—
Ms. Schutz	Conversion Awards	21,913	—		27.9518	7/26/2011	3,965	(7)	100,909	—	—
		21,913	—		22.6681	9/26/2011	23,476	(8)	597,464	—	—
		28,550	7,137	(1)	20.1445	9/12/2013	29,347	(9)	746,881	—	—
		16,435	—		36.6169	9/22/2010	—		—	—	—
		16,435	—		25.3829	9/10/2009	—		—	—	—
		47,582	—		17.2822	9/13/2012	—		—	—	—
	Founders Grant	—	275,000	(2)	19.5000	5/25/2014	—		—	—	—
	Company Awards	15,840	23,760	(3)	32.1000	7/20/2015	8,800	(10)	223,960	45,000	1,145,250
		8,470	33,880	(4)	34.1300	8/09/2016	6,050	(13)	153,973	—	—
		—	65,600	(5)	30.5200	7/31/2017	5,467	(12)	139,135	—	—
Mr. Roday	Conversion Awards	11,739	—		27.9518	7/26/2011	7,826	(14)	199,172	—	—
		17,280	4,320	(1)	20.1445	9/12/2013	2,400	(7)	61,080	—	—
		11,739	—		22.6681	9/26/2011	11,738	(8)	298,732	—	—
		5,479	—		36.6169	9/22/2010	—		—	—	—
		4,696	—		27.0467	3/14/2010	—		—	—	—
		7,044	—		31.4125	12/16/2009	—		—	—	—
		25,044	—		17.2822	9/13/2012	—		—	—	—
	Founders Grant	—	160,000	(2)	19.5000	5/25/2014	—		—	—	—
	Company Awards	10,920	16,380	(3)	32.1000	7/20/2015	6,067	(10)	154,405	18,000	458,100
		5,810	23,240	(4)	34.1300	8/09/2016	4,150	(13)	105,618	—	—
		—	31,150	(5)	30.5200	7/31/2017	4,450	(12)	113,253	—	—
Mr. Zippel		—	—		—	—	—		—	—	—

(1)	SARs (for Mr. Fraizer) and stock options (for all others) vest 100% on 9/12/2008.

(2)	Remaining unvested SARs vest 50% on 5/25/2008 and 5/25/2009.
(3)	Remaining unvested SARs vest one-third on each 7/20/2008, 7/20/2009 and 7/20/2010.
(4)	Remaining unvested SARs vest 25% on 8/9/2008, 8/9/2009, 8/9/2010 and 8/9/2011.
(5)	SARs vest 20% on 7/31/2008, 7/31/2009, 7/31/2010, 7/31/2011 and 7/31/2012.
(6)	SARs vest 20% on 1/29/2008, 1/29/2009, 1/29/2010, 1/29/2011 and 1/29/2012.
(7)	RSUs vest 100% on 9/12/2008.
(8)	RSUs vest 100% upon retirement at age 60 with at least 5 years of service.
(9)	RSUs vest one-third on 9/10/2008 and two-thirds upon retirement at age 60 with at least 5 years of service.
(10)	RSUs vest 50% on 7/20/2008 and 7/20/2010.
(11)	RSUs vest 50% on 1/29/2010 and 1/29/2012.
(12)	RSUs vest 50% on 7/31/2010 and 7/31/2012.
(13)	RSUs vest 50% on 8/9/2009 and 8/9/2011.
(14)	RSUs vest 50% on 9/13/2012 and 50% upon retirement at age 60 with at least 5 years of service.
(15)	Market value is calculated based on the closing price of our common stock on December 31, 2007 of $25.45 per share.
(16)	PSUs are earned and become vested based on our level of achievement of certain pre-established performance goals over a three-year performance period ending on December 31, 2009. Amounts reported here reflect target levels of achievement of the performance goals, based on our performance during the first year of the three-year performance period. For more information regarding the PSUs, see the 2007 Grants of Plan-Based Awards Table and the Compensation Discussion and Analysis above.

2007 Options Exercised and Stock Vested Table

		Option Awards		Stock Awards
Name		Number of Shares Underlying Options/SARs Exercised (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael D. Fraizer	Conversion Awards	313,039	2,526,444	23,483	825,545
	Founders Grant	475,000	7,906,375	—	—
	Company Awards	—	—	—	—
	Total	788,039	10,432,819	23,483	825,545
Patrick B. Kelleher	Conversion Awards	—	—	—	—
	Founders Grant	—	—	—	—
	Company Awards	—	—	—	—
	Total	—	—	—	—
Victor C. Moses	Conversion Awards	—	—	—	—
	Founders Grant	—	—	—	—
	Company Awards	—	—	—	—
	Total	—	—	—	—
Thomas H. Mann	Conversion Awards	—	—	15,656	550,387
	Founders Grant	85,000	1,354,050	—	—
	Company Awards	—	—	—	—
	Total	85,000	1,354,050	15,656	550,387
Pamela S. Schutz	Conversion Awards	—	—	5,871	186,111
	Founders Grant	137,500	2,290,063	—	—
	Company Awards	—	—	—	—
	Total	137,500	2,290,063	5,871	186,111
Leon E. Roday	Conversion Awards	—	—	9,784	300,781
	Founders Grant	80,000	1,332,400	—	—
	Company Awards	—	—	—	—
	Total	80,000	1,332,400	9,784	300,781
George R. Zippel	Conversion Awards	125,530	1,798,551	20,948	732,552
	Founders Grant	137,500	2,288,688	—	—
	Company Awards	13,440	54,365	—	—
	Total	276,470	4,141,604	20,948	732,552

(1)	Reflects the excess of the fair market value of the underlying shares at the time of exercise over the exercise or base price of the options and SARs.
(2)	Reflects the fair market value of the underlying shares as of the vesting date.

Pension Benefits

The SERP is a non-qualified, defined benefit plan established and maintained to provide executives, including our named executive officers, with additional retirement benefits. The annual SERP benefit is a life annuity equal to a fixed percentage multiple times the participant’s years of benefit service multiplied by the participant’s highest 36 consecutive months average annual compensation (with the product not to exceed 50%). Benefit service is defined as service since the plan’s inception date or date of hire, whichever is later. The SERP benefit is then reduced by the value of the participant’s account balance under the defined contribution pension feature of our broad-based qualified Retirement and Savings Plan as converted to an annual annuity. Compensation for SERP purposes includes only salary and annual cash incentive (each whether or not deferred). The SERP benefit is calculated as follows:

SERP Benefit =	(	Average annual compensation	X	Years of benefit service	X	1.45%	)	—	Annuitized value of defined contribution pension

The SERP has no provisions for early retirement acceleration or payout. There are also no provisions for the granting of extra years of service. Each participant becomes 100% vested in his or her SERP benefit upon the participant’s attainment of age 60 with five years of vesting service or as described in the various termination scenarios below. If a participant resigns before vesting, then his or her SERP benefit will be forfeited.

Material assumptions used to calculate the present value of the accumulated benefit are as follows:

•	The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2007;

•	Interest rate of 6.00%;

•	Mortality prescribed in Internal Revenue Code Section 417(e) for lump sum payments from qualified plans;

•	Form of payment equivalent to a five-year certain and life benefit; and

•	Payments are guaranteed for the life of the participant.

The table below reflects the present value of the accrued benefit as of December 31, 2007.

2007 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael D. Fraizer	SERP	2.33	755,340	—
Patrick B. Kelleher	SERP	0.92	52,054	—
Victor C. Moses	SERP	2.33	326,955	—
Thomas H. Mann	SERP	2.33	668,105	—
Pamela S. Schutz	SERP	2.33	392,802	—
Leon E. Roday	SERP	2.33	268,054	—
George R. Zippel	SERP	1.92	152,314	—

Non-Qualified Deferred Compensation

The Non-Qualified Deferred Compensation Table reflects our 2007 contributions to the Restoration Plan and the contributions made in 2007 by the executives to the Deferred Compensation Plan.

Retirement and Savings Restoration Plan

Our contributions to non-qualified compensation plans reflected in the 2007 Non-Qualified Deferred Compensation Table consist of contributions credits under the Restoration Plan. The Restoration Plan provides executives, including our named executive officers, with benefits equal to any matching contributions that they are precluded from receiving under the Savings Plan Feature (401(k)) of our Retirement and Savings Plan as a result of restrictions under the Internal Revenue Code. For each participant in the Restoration Plan who contributes at least 5% of his or her eligible pay to the Savings Plan Feature (401(k)) of our Retirement and Savings Plan, we will provide a contribution credit each year equal to 4% of the participant’s eligible pay (salary and annual incentive paid, minus any deferred salary and/or annual incentive) in excess of the annual compensation limit in Section 401(a)(17) of the Internal Revenue Code ($225,000 in 2007, as adjusted from time to time). Contribution credits for any individual participant may not exceed $80,000 in any plan year. The rate of return credited to each participant’s Restoration Plan account mirrors the rate of return based on one or more of the investment options offered under the Retirement and Savings Plan as we determine (since the Restoration Plan’s inception in September 2005, all participant accounts are tracked against the American Balanced Fund).

Each participant will become 100% vested in his or her Restoration Plan account upon attainment of age 60 or as described in the various termination scenarios below. If a participant resigns before age 60, his or her Restoration Plan account will be forfeited. Benefit payments under the Restoration Plan will begin following a participant’s qualifying separation from service with us and in most cases after attainment of age 60.

Deferred Compensation Plan

Executive contributions to nonqualified deferred compensation plans reflected below are pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan provides participants with the ability to annually defer receipt of a portion of their base salary and/or annual incentive in order to save and accumulate additional retirement funds on a before-tax basis. Earnings (and loses) are credited to executive accounts based on participant choices between 10 generally available mutual fund investment options. A participant may defer between 10% and 75% of his or her salary and between 25% and 100% of his or her annual incentive and may elect to have such deferred amount, plus any earnings (or losses) thereon, paid upon the participant’s termination of employment (in a lump sum or over up to 10 annual installments), or elect to receive an in-service lump sum payment upon a specific date. Participants are always 100% vested in their Deferred Compensation Plan accounts.

2007 Non-Qualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Michael D. Fraizer	Restoration Plan	—	67,256	4,446	—	84,940
	Deferred Compensation Plan	—	—	—	—	—
	Total	—	67,256	4,446	—	84,940
Patrick B. Kelleher	Restoration Plan	—	—	—	—	—
	Deferred Compensation Plan	—	—	—	—	—
	Total	—	—	—	—	—
Victor C. Moses	Restoration Plan	—	4,186	543	—	9,436
	Deferred Compensation Plan	703,754	—	135,822	—	1,062,524

	Total	703,754	4,186	136,365		1,071,960
Thomas H. Mann	Restoration Plan	—	28,151	1,977	—	37,365
	Deferred Compensation Plan	421,250		70,167	—	662,695

	Total	421,250	28,151	72,144	—	700,060
Pamela S. Schutz	Restoration Plan	—	18,380	1,371	—	25,634
	Deferred Compensation Plan	59,712	—	7,891	—	212,382
	Total	59,712	18,380	9,262	—	238,016
Leon E. Roday	Restoration Plan	—	18,079	1,342	—	25,128
	Deferred Compensation Plan	502,500	—	11,365	—	513,865

	Total	502,500	18,079	12,707	—	538,993
George R. Zippel	Restoration Plan	—	20,636	811	—	27,330
	Deferred Compensation Plan	250,000	—	15,921	—	265,921
	Total	250,000	20,636	16,732	—	293,251

(1)	Includes voluntary deferrals of salary earned and paid in 2007, which are reported as compensation for 2007 in the Summary Compensation Table (Mr Moses, $103,754 and Ms. Schutz, $59,712). Also includes annual incentives earned for 2006 and paid in 2007, which are reported as compensation for 2006 in the Summary Compensation Table for Messer’s Moses, Mann and Zippel ($600,000, $421,250, $250,000, respectively) and would be considered 2006 compensation for Mr. Roday ($502,500).
(2)	Reflects company contributions in 2007 which are reported as compensation for 2007 in the All Other Compensation column of the Summary Compensation Table.
(3)	Aggregate balances reported as of December 31, 2007 for the named executive officers include amounts that were reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2007. For the Restoration Plan, the amount of previously reported compensation includes $12,077 for Mr. Fraizer; $4,294 for Mr. Moses; $6,602 for Mr. Mann; $5,367 for Ms. Schutz; and $5,367 for Mr. Zippel. For the Deferred Compensation Plan, the amount of previously reported compensation includes $199,360 for Mr. Moses; $153,258 for Mr. Mann; and $132,747 for Ms. Schutz.

Potential Payments Upon Termination or Change of Control

The following tables and narrative disclosure summarize the compensation and benefits payable to each of the named executive officers in the event of a termination of such executive officer’s employment under various circumstances. The amounts shown assume that such termination was effective as of December 31, 2007.

As noted above, Mr. Zippel’s employment with us was terminated pursuant to the terms of a separation agreement entered into on February 1, 2007. Because Mr. Zippel received termination benefits in connection with an actual separation during 2007, he is not included in the discussion tables below, but the actual payments and benefits Mr. Zippel received in connection with his termination are described in the following paragraph.

Pursuant to the separation agreement, Mr. Zippel continued to be employed by us and received his current base salary ($500,000 per annum) until the day he commenced new employment. Upon Mr. Zippel’s commencement of new employment, he received the remaining 2007 base pay in one lump sum payment. If he had not commenced new employment by December 31, 2007, his current base salary would have ended upon that date. Mr. Zippel also received a one-time lump sum payment of $1,370,000 as compensation earned under the 2004-2006 mid-term incentive award. In addition, Mr. Zippel received a payment of $750,000 and a second bonus payment of $250,000 will be made on or before March 31, 2008. Upon termination of employment, Mr. Zippel became fully vested in his retirement benefits under the SERP (payments under which will commence when he reaches age 60). In addition, a portion of the outstanding equity awards previously granted to Mr. Zippel, consisting of 21,411 stock options, 144,220 SARs and 20,948 RSUs, became fully vested as of February 1, 2007. All other unvested equity awards granted to Mr. Zippel were cancelled as of February 1, 2007.

Termination of Employment in General

We do not have employment agreements or other individual arrangements with our executive officers that provide for specific benefits upon a termination of employment. In general, upon termination of employment, an executive officer will receive compensation and benefits for which he or she has already vested. This includes accrued but unpaid salary, accrued and unused vacation pay, and payments and benefits accrued under our broad-based benefit programs, including any vested contributions we made under the 401(k) and defined contribution pension of our Retirement and Savings Plan.

In addition, upon termination of employment, an executive officer would receive a payout of salary and annual incentive amounts previously earned and deferred under the Deferred Compensation Plan. The aggregate amount of each named executive officer’s account balance under the Deferred Compensation Plan is set forth in the 2007 Non-Qualified Deferred Compensation Table above. Payment of such amounts will begin based on an election made by the executive prior to the deferral.

In the event of death, disability, retirement or certain terminations following a business disposition or a change of control of the company, an executive officer would be eligible to receive additional benefits or compensation as set forth in the tables and described in the narrative below.

Change of Control

Pursuant to the Change of Control Plan, as amended, the named executive officers would receive payments in the event of a Qualified Termination. Those terminations include an involuntary termination without cause or a voluntary resignation with good reason that occur within two years following a change of control of the company.

In the event of a Qualified Termination, each participating executive would be eligible to receive certain “Basic Benefits” described below. If a participating executive elects to enter into a non-competition agreement for 18 months following their Qualified Termination, then he or she will be entitled to receive certain “Enhanced Benefits” in addition to the Basic Benefits, each noted in the table below.

	Mr. Fraizer	Mr. Kelleher	Mr. Moses	Mr. Mann	Ms. Schutz	Mr. Roday(10)
Basic Benefits ($)
Pro-Rated Annual Incentive (1)	2,250,000	400,000	425, 000	1,300,000	1,000,000	550,000
Pro-Rated Mid-Term Performance Award (2)	1,230,083	242,623	103,073	394,475	381,750	152,700
Cash Severance (3)	6,750,000	1,600,000	1,700,000	3,900,000	3,250,000	2,094,736
Stock Option & SAR Vesting (4)	5,976,358	—	714,000	2,112,684	1,674,115	974,920
RSU Vesting (4)	2,812,200	390,658	372,003	811,219	866,954	533,941
SERP Vesting (5)	755,340	52,054	326,955	668,105	392,802	268,054
Restoration Plan Vesting (6)	164,940	—	14,399	104,661	80,930	44,068
Continued Health Coverage (7)	21,515	21,515	15,061	15,061	7,172	21,515
Continued Life Insurance (8)	55,039	43,909	108,721	101,477	57,939	57,856
280G Tax Gross-up (9)	—	807,915	—	—	—	—

Sub-Total ($)	20,015,475	3,558,674	3,779,212	9,407,682	7,711,662	4,697,790

Enhanced Benefits ($)
Enhanced Cash Severance (3)	3,375,000	800,000	850,000	1,950,000	1,625,000	1,205,264
Enhanced RSU Vesting (4)	7,070,112	—	—	2,588,927	1,095,368	398,318
280G Tax Gross-up (9)	—	—	—	—	2,055,070	1,257,592

Sub-Total ($)	10,445,112	800,000	850,000	4,538,927	4,775,438	2,861,174

Total Basic and Enhanced Benefits ($)	30,460,587	4,358,674	4,629,212	13,946,609	12,487,100	7,558,964

(1)	Lump sum cash payments of the executive officer’s current-year annual incentive. Amounts payable under the Change of Control Plan are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred.
(2)	Represents the fair market value of a pro-rated number of PSUs based on the value of Genworth stock as of December 31, 2007. Amounts payable under the Change of Control Plan are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred.
(3)	Basic Benefits: 2.00 times base salary plus 2.00 times target annual incentive for the named executive officers. Enhanced Benefits: additional 1.00 times base salary and additional 1.00 times target annual incentive paid upon the expiration of an 18-month non-competition period under the non-competition agreement.
(4)	Amounts reflect the aggregate fair market value (based on the value of Genworth stock as of December 31, 2007) of time-vested equity awards for which vesting would accelerate under the Change of Control Plan. Basic Benefits: represents the “spread value” on all unvested stock options and SARs which would become immediately vested and exercisable in full and the fair market value of all unvested RSUs (except those RSUs scheduled to vest upon retirement) for which all shares subject to awards would vest. Enhanced Benefits: in addition, represents the incremental value of RSUs that vest upon retirement, which would immediately vest upon termination if the executive executes the non-competition agreement.
(5)	Reflects the present value of each named executive officer’s accumulated benefits under the SERP, as noted in the 2007 Pension Benefits Table, which would become fully vested.
(6)	Represents the outstanding balance of the Restoration Plan, as noted in the 2007 Non-Qualified Deferred Compensation Table, plus contributions made to the plan in 2008 for qualified earnings in 2007, all of which would become fully vested.
(7)	Represents an estimated value for providing continued life, medical, dental and hospitalization coverage for 18 months following a Qualified Termination.

(8)	Represents the estimated value of premium payments for 18 months of continued coverage under the Leadership Life and Executive Life Programs.
(9)	The Change of Control Plan will provide a gross up payment for any excise tax due under IRS Code Section 280G except where the total payments to an executive officer exceed the limit defined under 280G by less than 10%. In the instance that an executive’s parachute payments do not exceed the 280G limit by 10%, then the compensation payable to the executive will be reduced such that the total payments do not exceed the IRS limit (which is referred to as a “modified 280G cut-back”). The amounts in these rows represent a good-faith estimate of potential gross-up payments payable to the named executive officers. Amounts reflected under the Enhanced Benefits represent an incremental amount in addition to the amount reported for the 280G Tax Gross-up under the Basic Benefits values.
(10)	We estimate that Mr. Roday’s “cash severance” under the Basic Benefits would be reduced pursuant to the modified 280G cut-back described in footnote number 9 to this table, such that he would not be subject to an excise tax under IRS Code Section 280G. Further, we estimate that Mr. Roday would not be subject to the modified 280G cut-back described above should he elect to participate in the non-competition agreement in order to receive the Enhanced Benefits of the Change of Control Plan. Therefore, the amount reflected in this column as “cash severance” is reduced pursuant to the modified 280G cut-back, and the amount reflected as “enhanced cash severance” represents the full incremental amount above the reduced “cash severance” amount.

Death or Disability

In the event of death or total disability, executives (or the designated beneficiary) would generally be eligible for a pro-rated portion of any annual or mid-term incentive awards. The annual incentive amount payable is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. All other amounts that include accelerated vesting or life insurance benefits are shown in the table below. Assuming a termination on December 31, 2007, an executive (or the designated beneficiary) would be eligible to receive the following:

•

Equity Awards: In the event of death all unvested stock options and SARs would become vested and exercisable, and any unvested RSUs would become vested. The treatment for outstanding stock options, SARs and RSUs is the same in the event of termination due to total disability, except that any such equity awards not held for more than a year from the grant date will be cancelled. The executive would receive a pro-rated portion of any mid-term incentive award in the case of death or disability.

•

Retirement Programs: Executives (or the designated beneficiary) would become vested in the SERP benefits shown in the 2007 Pension Benefits Table and the balance of the Restoration Plan reported in the 2007 Non-Qualified Deferred Compensation Table. Executives would also receive the 2008 contribution to the Restoration Plan, which is based on 2007 compensation.

•

Life Insurance Programs: In the event of death, the beneficiary would receive payments pursuant to the Leadership Life and Executive Life Programs in the form of death benefits. In the event of disability, the executive would receive one year of continued Leadership Life Program premiums.

The estimated values for these additional benefits are noted in the table below.

	Mr. Fraizer		Mr. Kelleher		Mr. Moses		Mr. Mann		Ms. Schutz		Mr. Roday
	Death	Disability	Death	Disability	Death	Disability	Death	Disability	Death	Disability	Death	Disability
Stock Options & SAR (1)($)	5,976,358	5,976,358	—	—	714,000	714,000	2,112,684	2,112,684	1,674,115	1,674,115	974,920	974,920
RSU (1)($)	9,882,311	9,882,311	390,658	—	372,003	258,750	3,400,146	3,267,806	1,962,322	1,823,187	932,259	819,007
PSU ($)(1)	1,230,083	1,230,083	242,623	242,623	103,073	103,073	394,475	394,475	381,750	381,750	152,700	152,700
Restoration (2)($)	80,000	80,000	—	—	4,963	4,963	67,296	67,296	55,296	55,296	18,940	18,940
Leadership Life (3)($)	5,650,000	14,977	1,600,000	5,911	1,600,000	40,077	3,560,000	38,612	1,950,000	12,045	2,000,000	12,652
Executive Life (4)($)	1,407,500	—	1,407,500	—	1,350,000	—	1,410,000	—	1,407,500	—	1,407,500	—

Total ($)	24,226,252	17,183,729	3,640,781	248,534	4,144,039	1,120,863	10,944,601	5,880,873	7,430,983	3,946,393	5,486,319	1,978,219

(1)	Amounts in these rows reflect the aggregate fair market value of equity awards for which vesting would accelerate based on the value of Genworth common stock as of December 31, 2007. Amounts represent the “spread value” of any unvested stock options and SARs, and the fair market value of any unvested RSUs and a pro-rated portion of PSUs. The target value of PSUs is shown as an estimate; however, actual amount of shares received is based on the performance of the full three-year period and would vest on the normal vesting date in March 2010.
(2)	Pursuant to the terms of the Restoration Plan these amounts represent contributions to be made on behalf of the named executive officers in 2008 for compensation earned in 2007. These are in addition to amounts reported as the balance on December 31, 2007, in the 2007 Non-Qualified Deferred Compensation Table.
(3)	Represents death benefits payable to the named executive officer’s beneficiary in the event of death, or the value of one year of continued premium payments in the event of total disability.
(4)	Pursuant to the terms of the Executive Life Program, we will use the proceeds from a company-owned life insurance policy to pay the named executive officer’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.

Retirement

Each of our executive benefit and compensation programs has varying retirement definitions. As of the completion of the last fiscal year, none of the named executive officers are eligible for retirement under the definitions of retirement for each plan. Assuming a termination on December 31, 2007, an executive would be eligible to receive the following:

•

Retirement Programs: The definition of retirement for purposes of the SERP is attainment of age 60. The SERP will vest and become payable after a voluntary resignation beginning 6 months after the separation date. The Restoration Plan vests upon termination if participant is at least age 60 at termination. Benefits will be paid from the Restoration Plan in 10 annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement.

•

Life Insurance Programs: The definition of retirement under the Leadership Life Program is age 60 with 10 years of service. If this eligibility is met, we will continue to pay Leadership Life Program premiums until age 65, and the death benefit will be reduced to one-third of the pre-retirement death benefit by age 67. For participants under the Executive Life Program, prior to January 1, 2008, we will continue to pay the premium if the executive retires at age 60 with 10 years of service. For participants joining the Executive Life Program after January 1, 2007, coverage will cease at termination.

•

Equity Awards: All unvested stock option, SAR, and RSU awards that have been held for one year at the time of retirement will immediately vest and become exercisable if the participant is at least age 60 with 5 years of service at retirement. PSUs will vest in March 2010, and are pro-rated based on the number of months worked during the performance period.

Business Disposition

Some of our equity awards contain provisions for modified vesting if an employee terminates as a result of employment by a successor employer to which we have transferred a business operation (“Business Disposition”). All unvested stock options and SARs noted in the Outstanding Equity Awards at 2007 Fiscal-Year End Table above would continue to vest in accordance with their original vesting schedule, and outstanding stock options and SARs shall expire on the earlier of the original expiration date or five years from the Business Disposition date.

The restrictions on all outstanding RSU awards granted in July 2005 as part of that annual equity grant would immediately vest upon the Business Disposition. For Mr. Fraizer this equals 60,934 RSUs, for Mr. Moses 6,067 RSUs, for Mr. Mann 10,134 RSUs, for Ms. Schutz 8,800 RSUs and for Mr. Roday 6,067 RSUs. All other outstanding RSUs would be cancelled immediately upon a Business Disposition.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, Ms. Karch and Messrs. Borelli, Riepe and Wheeler served on our Compensation Committee. None of them was an officer or employee of Genworth in 2007 or any time prior thereto. During 2007, none of the members of the Compensation Committee had any relationship with Genworth requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our Board of Directors has established a policy, which is set forth in our Governance Principles, that Genworth will not enter into a transaction with a “related person” except in circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. For purposes of our policy, “related person” means any of our executive officers, directors, nominees for director, any persons known by us to beneficially own in excess of 5% of any class of our voting securities, any person who is an immediate family member of the foregoing and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest. Our policy applies to all transactions with “related person,” including modifications of previously approved transactions, other than: (1) transactions available to all employees generally; and (2) transactions involving the payment of compensation or the entry into compensatory agreements or arrangements that are approved by the Compensation Committee or paid pursuant to an agreement, plan or arrangement approved by the Compensation Committee. The Board has delegated to the Audit Committee the responsibility of establishing policies and procedures for the review and approval of transactions with related persons, and the Audit Committee has established certain key practices related thereto. Our Governance Principles are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors” and then click “Corporate Governance.” Our Audit Committee’s key practices are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” click “Corporate Governance” and then click “Audit Committee.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities.

To our knowledge, all filings required to be made by reporting persons during 2007 were timely made in accordance with the requirements of the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director as determined by our Board of Directors, based on the NYSE listing standards and the company’s independence guidelines. Each member of the committee also satisfies the Securities and Exchange Commission’s (“SEC”) additional independence requirement for members of audit committees. In addition, our Board of Directors has determined that each of Frank J. Borelli and James S. Riepe is an “audit committee financial expert,” as defined by SEC rules. For more information about the committee’s charter and key practices, visit the corporate governance section of the company’s website. To view, go to www.genworth.com, click “Investors,” click “Corporate Governance” and then click “Audit Committee.”

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP, the company’s independent registered public accounting firm for 2007 (“KPMG”), is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting. As required by professional standards, KPMG has discussed the required communications related to the conduct and completion of its audit with the Audit Committee. KPMG has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2007 and selected KPMG as the independent registered public accounting firm for the company for 2008. This report is provided by the following independent directors, who constitute the committee:

Frank J. Borelli, Chair

Risa J. Lavizzo-Mourey

Saiyid T. Naqvi

James S. Riepe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Genworth retained KPMG to audit our financial statements for 2007 and to attest to the effectiveness of the company’s internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2007. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence services and has determined that we would obtain these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit services performed by KPMG. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of non-audit services which are restricted primarily to tax services and merger and acquisition due diligence and integration services. Pursuant to these pre-approval policies and procedures, the Audit Committee has authorized non-audit services performed by KPMG up to $750,000 in any calendar year; provided, however, that management must report the specific engagements to the Audit Committee on at least a quarterly basis and must obtain pre-approval from the Audit Committee for any single engagement over $250,000 and for any tax service engagement. Any non-audit services in excess of $750,000 in any calendar year, regardless of amount, require specific pre-approval by the Audit Committee. During 2007, the Audit Committee pre-approved audit-related services conducted by KPMG related to the disposition of the company’s group life and health insurance business. In addition, all tax services conducted by KPMG were pre-approved by the Audit Committee. No other non-audit work conducted by KPMG required the specific pre-approval of the Audit Committee consistent with the guidelines set forth above.

The aggregate fees billed by KPMG in 2007 and 2006 for professional services rendered were:

Type of Fees	2007	2006 (1)
	(in millions)
Audit Fees (2)	$8.5	$8.3
Audit-Related Fees (3)	0.8	0.4
Tax Fees (4)	0.4	0.2
All Other Fees	—	—

Total	$9.7	$8.9

(1)	This amount excludes $0.2 million paid by GE to KPMG in 2006 for audit and audit-related services performed in connection with a secondary offering.
(2)	Fees for services to perform an audit or review in accordance with generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
(3)	Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as, audit and related services for employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.
(4)	Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds, tax payment planning services and assistance with tax audits and filing appeals and totalled $419,808 for 2007 and $196,270 for 2006. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities and totalled $0 for 2007 and $15,800 for 2006.

Our Audit Committee has adopted restrictions on our hiring of a KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires the lead KPMG partner assigned to our audit to be rotated at least every five years.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG as our independent registered public accounting firm to perform the audit of our financial statements and to attest to the effectiveness of the company’s internal control over financial reporting for 2008. KPMG was our independent registered public accounting firm for the year ended December 31, 2007. The firm is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2008.

APPENDIX A

GOVERNANCE PRINCIPLES

GENWORTH FINANCIAL, INC.

The following principles have been approved by the board of directors and, along with the charters and key practices of the board committees, provide the framework for the governance of Genworth Financial, Inc. The board recognizes that there is an ongoing and energetic debate about corporate governance, and it will review these principles and other aspects of Genworth governance annually or more often if deemed necessary.

1. Role of Board and Management. Genworth’s business is conducted by its employees, managers and officers, under the direction of the chief executive officer (CEO) and the oversight of the board, to enhance the long-term value of the company for its stockholders. The board of directors is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. Both the board of directors and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, recruits, customers, suppliers, Genworth communities, government officials and the public at large.

2. Functions of Board. The board of directors has six scheduled meetings a year at which it reviews and discusses reports by management on the performance of the company, its plans and prospects, as well as immediate issues facing the company. Directors are expected to attend all scheduled board and committee meetings and the annual meeting of stockholders and to review in advance of each meeting any pre-meeting materials distributed to the board of directors. In addition to its general oversight of management, the board also performs a number of specific functions, including:

a. selecting, evaluating and compensating the CEO and overseeing CEO succession planning;

b. providing counsel and oversight on the selection, evaluation development and compensation of senior management;

c. reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

d. assessing major risks facing the company—and reviewing options for their mitigation; and

e. ensuring processes are in place for maintaining the integrity of the company—the integrity of the financial statements, the integrity of compliance with law and ethics, the integrity of relationships with customers and suppliers, and the integrity of relationships with other stakeholders.

3. Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, for consideration by the nominating and corporate governance committee. The nominating and corporate governance committee will recommend to the board whether the resignation should be accepted.

Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Genworth board, and other directors should not serve on more than four other boards of public companies in addition to the Genworth board. Directors should notify Genworth’s chairman of the board and the chair of the nominating and corporate governance committee before accepting an invitation to serve on the board of directors of another public company.

The board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach the mandatory retirement age. The board self-evaluation process described below will be an important determinant for board tenure. Directors generally will not be nominated for election to the board after their 73rd birthday, although the full board may nominate candidates over 73 for special circumstances.

4. Independence of Directors. A majority of the directors serving on the board shall be independent directors, as independence is determined by the board, based on the guidelines set forth below.

All future directors who are not employees of Genworth or its affiliates will be independent; provided, however, that any director who served as a director at the time of Genworth’s initial public offering in May 2004 shall remain eligible for continued service on Genworth’s board. Directors who do not satisfy Genworth’s independence guidelines also make valuable contributions to the board and to the company by reason of their experience and wisdom.

For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with Genworth. The board has established guidelines to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the NYSE rules. In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

The board will make and publicly disclose its independence determination for each director when the director is first elected to the board and annually thereafter for all nominees for election as directors. If the board determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of Genworth’s independence guidelines, this determination will be disclosed and explained in the next proxy statement. In accordance with the NYSE rules, determinations made under the guidelines in section (a) below will be based upon relationships during the 36 months preceding the determination. Similarly, determinations made under the guidelines in section (b) below will be based upon the extent of commercial relationships during the three completed fiscal years preceding the determination.

a. A director will not be independent if:

(i) the director is employed by Genworth, or an immediate family member is an executive officer of Genworth;

(ii) the director receives any direct compensation from Genworth, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) an immediate family member who is a Genworth executive officer receives more than $100,000 per year in direct compensation from Genworth;

(iv) the director is affiliated with or employed by Genworth’s independent auditor, or an immediate family member is affiliated with or employed by Genworth’s independent auditor; or

(v) a Genworth executive officer is on the compensation committee of the board of directors of a company which employs the Genworth director or an immediate family member as an executive officer.

b. A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with Genworth and the sales by that company to Genworth or purchases by that company from Genworth, in any single fiscal year during the evaluation period, are more than the greater of two percent of the annual revenues of that company or $1 million.

c. A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to Genworth, or to which Genworth is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than two percent of the other company’s total consolidated assets.

d. A director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and Genworth’s discretionary charitable contributions to the organization are more than two percent of that organization’s total annual charitable receipts during its last completed fiscal year. (The Genworth Foundation’s automatic matching of charitable contributions will not be included in the amount of Genworth’s contributions for this purpose.)

5. Size of Board and Selection Process. The directors are elected each year by the stockholders at the annual meeting of stockholders. Holders of Genworth’s Class A common stock have the right to elect directors in the manner set forth in Genworth’s certificate of incorporation. Uncontested elections of directors are also subject to Genworth’s majority voting policy as set forth in Section 3.2 of the Bylaws, which is described below in Section 21 of these Governance Principles. Stockholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The nominating and corporate governance committee shall propose a slate of nominees to the board of directors, and the board of directors shall select director nominees for election at the annual meeting of stockholders. Subject to the requirements of Genworth’s certificate of incorporation, the board determines the number of directors on the board. Vacancies on the board may be filled in the manner set forth in Genworth’s certificate of incorporation. Consistent with the requirements set forth in Genworth’s certificate of incorporation, the board believes that, given the size and breadth of Genworth, and the need for diversity of board views, the size of the board should be in the range of seven to 15 directors.

6. Board Committees. The board has established the following standing committees to assist the board in discharging its responsibilities: (i) audit; (ii) management development and compensation; (iii) nominating and corporate governance; and (iv) legal and public affairs. The current charters and any key practices of these committees will be published on the Genworth website, and will be mailed to stockholders on written request. The committee chairs report the highlights of their meetings to the full board following each meeting of the respective committees. The committees occasionally hold meetings in conjunction with the full board.

7. Independence of Committee Members. The audit committee, the management development and compensation committee and the nominating and corporate governance committee shall be composed entirely of directors meeting the independence standards discussed in section 4 above. In addition, members of the audit committee must also satisfy two additional NYSE independence requirements. Specifically, (i) they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and (ii) they may not be an affiliated person of Genworth or any of its subsidiaries (as “affiliated” is defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended).

8. Meetings of Non-Management and Independent Directors. The non-management directors will meet without management present at each regularly scheduled board meeting. If the non-management directors include individuals who are not independent based on the guidelines set forth in section 4 above, the independent directors will also separately meet at least once each year. The directors have determined that the chair of the nominating and corporate governance committee will preside at the meetings of the non-management directors and the independent directors; in the absence of such person, the non-management directors present will select another independent committee chair to preside at such session. The non-management and independent directors may meet without management present at such other times as determined by the chair of the audit committee.

9. Self-Evaluation. As described more fully in the key practices of the nominating and corporate governance committee, the board and each of the committees will perform an annual self-evaluation. During the fourth quarter of each year, the directors will be requested to provide their assessments of the effectiveness of the board and the committees on which they serve.

10. Setting Board Agenda. The board shall be responsible for its agenda. At a board meeting in the fourth quarter of each year, the CEO will propose for the board’s approval key issues of strategy, risk, compliance and operations to be scheduled and discussed during the course of the next calendar year. Before that meeting, the board will be invited to offer its suggestions. As a result of this process, a schedule of major discussion items for the following year will be established. The CEO or the appropriate committee chair shall determine the nature and extent of information that shall be provided regularly to the directors before each scheduled board or committee meeting. Directors are urged to make suggestions for agenda items, or additional pre-meeting materials, to the CEO or appropriate committee chair at any time.

11. Ethics, Conflicts of Interest and Related Person Transactions.

a. Ethics and Conflicts of Interest. The board expects Genworth directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising Genworth’s Code of Ethics. The board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. Except as otherwise provided in Section 11(b), the board shall resolve any conflict of interest question involving the CEO, an executive vice president or a senior vice president, and the CEO shall resolve any conflict of interest issue involving any other officer of the company.

b. Related Person Transactions. The board recognizes that transactions with Related Persons (as defined below) present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and that Genworth should not consummate such transactions except under circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. The board has determined that the audit committee is best suited to establish the policies and procedures for the review and approval of such transactions. Accordingly, Genworth shall not consummate any transactions with Related Persons unless such transactions are reviewed and approved in accordance with the policies and procedures established by the audit committee.

For these purposes, “Related Person” means:

(1) an executive officer or director or nominee for director of Genworth;

(2) any person known by Genworth to beneficially own in excess of 5% of any class of Genworth’s voting securities;

(3) a person who is an immediate family member of someone listed in (1) or (2) above; for these purposes, “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of an executive officer, director, director nominee or more than 5% security holder, and any person (other than a tenant or employee) sharing the household of such executive officer, director, director nominee or more than 5% security holder; and

(4) any firm, corporation or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest (aggregating ownership interests held by all executive officers, directors, director nominees and their immediate family members).

In addition to the foregoing, (a) Genworth will not make any personal loans or extensions of credit to directors or executive officers, and (b) no non-management director may provide personal services for compensation to Genworth, other than in connection with serving as a Genworth director.

12. Reporting of Concerns to Non-Management Directors or the Audit Committee. The audit committee and the non-management directors have established the following procedures to enable anyone who has a concern about Genworth’s conduct, or any employee who has a complaint about the company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the non-management directors or to the audit committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses and a toll-free phone number that are published on the company’s website. All such communications shall be promptly logged and reviewed by Genworth’s ombudsman or Corporate Secretary, as applicable, and any concerns relating to accounting, internal controls, auditing or officer conduct shall be sent immediately to the chair of the audit committee. All concerns will be reviewed and addressed by Genworth’s ombudsman or Corporate Secretary, as applicable, in the same way that other concerns are addressed by the company. The ombudsman or Corporate Secretary may sort or summarize the communications as appropriate. Communications, which are commercial solicitations, customer complaints, incoherent or obscene, will not be forwarded to the non-management directors or audit committee. Any director may at any time review the log and request copies of any correspondence received. The status of all outstanding concerns addressed to the non-management directors or the audit committee will be reported to the chair of the audit committee on a quarterly basis. The audit committee chair may direct that certain matters be presented to the audit committee or the full board and may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The company’s Code of Ethics prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

13. Compensation of the Board. Directors who are employees of Genworth or its affiliates will not receive compensation for serving on Genworth’s board. The nominating and corporate governance committee shall have the responsibility for recommending to the board compensation and benefits for non-management directors. In discharging this duty, the committee shall be guided by three goals: compensation should fairly pay directors for work required in a company of Genworth’s size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. As discussed more fully in the key practices of the nominating and corporate governance committee, the committee believes that, with respect to non-management directors, these goals will be served by providing 40% of director compensation in cash and 60% in deferred stock units. Non-management directors will have the option of receiving all of their annual compensation in deferred stock units. As additional compensation for service as chairperson, the chairperson of the audit committee will receive an annual cash retainer of $15,000. All other standing committee chairpersons will receive an annual cash retainer of $10,000. Each non-management director will also be eligible for the matching of charitable contributions on a dollar-for-dollar basis up to a maximum matching contribution of $15,000 during any calendar year pursuant to the contribution guidelines established by the Genworth Foundation. Genworth will reimburse director travel expenses to attend board and committee meetings and other business-related events, as well as director education seminars, in accordance with policies approved from time to time by the nominating and corporate governance committee. At the end of each year, the nominating and corporate governance committee shall review director compensation and benefits.

14. Succession Plan. The board shall approve and maintain a succession plan for the CEO and senior executives, based upon recommendations from the management development and compensation committee.

15. Annual Compensation Review of Senior Management. The management development and compensation committee shall annually approve the goals and objectives for compensating the CEO. That committee shall evaluate the CEO’s performance in light of these goals before setting the CEO’s salary, bonus and other incentive and equity compensation. The committee shall also annually approve the compensation structure for the company’s officers, and shall evaluate the performance of the company’s senior executive officers before approving their salary, bonus and other incentive and equity compensation.

16. Access to Senior Management. Non-management directors are encouraged to contact senior managers of the company without senior corporate management present.

17. Access to Independent Advisors. The board and its committees shall have the right at any time to retain independent outside auditors and financial, legal or other advisors, and the company shall provide appropriate funding, as determined by the board or any committee, to compensate such independent outside auditors or advisors, as well as to cover the ordinary administrative expenses incurred by the board and its committees in carrying out their duties.

18. Director Orientation; Continuing Education. The general counsel and the chief financial officer shall be responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Each new director shall, within six months of election to the board, spend a day at corporate headquarters for personal briefing by senior management on the company’s strategic plans, its financial statements, and its key policies and practices.

19. Policy on Poison Pills. The term “poison pill” refers to the type of stockholder rights plan that some companies adopt to make a hostile takeover of the company more difficult. If Genworth were ever to adopt a poison pill, the board would seek prior stockholder approval unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of stockholders to adopt a poison pill without obtaining stockholder approval.

20. Stock Ownership Policy. All non-management directors are expected to hold at least $300,000 worth of Genworth common stock and/or deferred stock units while serving as a director of Genworth. A director will have five years from the date he or she first becomes a non-management director to attain this ownership threshold.

21. Majority Voting Standard. Genworth has adopted a Bylaw provision, included in Section 3.2 of the Bylaws (with corresponding changes to Section 2.7), providing for majority voting for directors in uncontested elections. The Bylaw provision provides as follows:

For the purposes of this Section, a “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director, with abstentions and broker non-votes counting as votes neither “for” nor “against” such director’s election. Any current director who is a nominee for a member of the Board of Directors in an uncontested election who does not receive a majority of votes cast at such election shall promptly tender his or her resignation from the Board of Directors (the effectiveness of which shall be made subject to the acceptance thereof by the Board of Directors) following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall assess the appropriateness of such nominee continuing to serve as a director and shall recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors shall act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the reason for its decision.

☒	Votes must be indicated (x) in Black or Blue Ink	Please	☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

1. Election of Directors			The Board of Directors recommends a vote FOR Proposals 1 and 2.

Nominees: 01 Frank J. Borelli	FOR ☐	AGAINST ☐	ABSTAIN ☐	05 Risa J. Lavizzo-Mourey	FOR ☐	AGAINST ☐	ABSTAIN ☐	09 Barrett A. Toan	FOR ☐	AGAINST ☐	ABSTAIN ☐

02 Michael D. Fraizer	FOR ☐	AGAINST ☐	ABSTAIN ☐	06 Saiyid T. Naqvi	FOR ☐	AGAINST ☐	ABSTAIN ☐	10 Thomas B. Wheeler	FOR ☐	AGAINST ☐	ABSTAIN ☐

03 Nancy J. Karch 04 J. Robert “Bob” Kerrey	FOR ☐ FOR ☐	AGAINST ☐ AGAINST ☐	ABSTAIN ☐ ABSTAIN ☐	07 James A. Parke 08 James S. Riepe	FOR ☐ FOR ☐	AGAINST ☐ AGAINST ☐	ABSTAIN ☐ ABSTAIN ☐	2. Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐
								If you are a Genworth stockholder of record and plan to attend the Annual Meeting of Stockholders on May 13, 2008, please check the following box		☐

RESTRICTED

Signature	Signature	Date
NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator or trustee or for a corporation, please give your full title. For joint accounts each owner must sign.
Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is through 5:00 PM Eastern Time on May 12, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/gnw Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1 -866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the Internet at http://bnymellon.mobular.net/bnymellon/gnw

GENWORTH FINANCIAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS MAY 13, 2008

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Patrick B. Kelleher and Leon E. Roday, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders to be held on Tuesday, May 13, 2008, at 9:00 a.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including proposals 1 and 2, which are described in the Proxy Statement dated April 3, 2008, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

(PLEASE SIGN AND DATE ON REVERSE SIDE)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Notice of 2008 Annual Meeting of Stockholders

Genworth Financial, Inc.

9:00 a.m., May 13, 2008

The Lynchburg Academy of Fine Arts

600 Main Street

Lynchburg, Virginia 24504

April 3, 2008

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2008 Annual Meeting of Stockholders will be held at The Lynchburg Academy of Fine Arts, 600 Main Street, Lynchburg, Virginia 24504, on Tuesday, May 13, 2008, at 9:00 a.m. local time, to address all matters that may properly come before the Annual Meeting. In addition to receiving a report on our business operations, stockholders will vote on:

(1)    the election of directors for the ensuing year;

(2)    the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2008; and

(3)    such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 18, 2008 will be entitled to vote at the meeting and any adjournments.

Leon E. Roday

Secretary

Important Notice Regarding the Availability of Proxy Materials

for the

Stockholder Meeting to Be Held on May 13, 2008

Genworth’s proxy statement and annual report to stockholders are available at http://bnymellon.mobular.net/bnymellon/gnw.